STOCK PURCHASE AGREEMENT




                              by and between




                          FLEMING COMPANIES, INC.




                                    and




                         FRANZ HANIEL & CIE. GmbH












                         Dated as of July 15, 1994
                             TABLE OF CONTENTS



    PAGE

ARTICLE I     SALE OF SHARES . . . . . . . . . . . . . . . .
       1

     1.01     Closing  . . . . . . . . . . . . . . . . . . .
       1
     1.02     Delivery of the Shares by Seller . . . . . . .
       1
     1.03     Delivery of the Consideration by Buyer . . . .
       2
     1.04     Letter of Credit . . . . . . . . . . . . . . .
       2

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SELLER . . .
       2

     2.01     Ownership of Shares; Equity Capital
              Structure  . . . . . . . . . . . . . . . . . .
       2
     2.02     Organization; Authorization; Valid and
              Binding Agreement  . . . . . . . . . . . . . .
       4
     2.03     No Violation . . . . . . . . . . . . . . . . .
       5
     2.04     Financial Statements . . . . . . . . . . . . .
       6
     2.05     No Undisclosed Liabilities . . . . . . . . . .
       7
     2.06     Absence of Certain Changes . . . . . . . . . .
       8
     2.07     Certain Tax Matters  . . . . . . . . . . . . .
      11
     2.08     Title to Properties; Encumbrances. . . . . . .
      15
     2.09     Inventory. . . . . . . . . . . . . . . . . . .
      16
     2.10     Receivables . . .  . . . . . . . . . . . . . .
      17
     2.11     Proprietary Rights . . . . . . . . . . . . . .
      17
     2.12     Litigation . . . . . . . . . . . . . . . . . .
      18
     2.13     Insurance  . . . . . . . . . . . . . . . . . .
      19
     2.14     Employee Benefit Plans . . . . . . . . . . . .
      19
     2.15     Contracts and Commitments  . . . . . . . . . .
      23
     2.16     Labor Relations  . . . . . . . . . . . . . . .
      24
     2.17     No Breach  . . . . . . . . . . . . . . . . . .
      25
     2.18     Compliance with Applicable Law . . . . . . . .
      26
     2.19     Hazardous Materials  . . . . . . . . . . . . .
      26
     2.20     Assets Necessary to Business . . . . . . . . .
      28
     2.21     Disclosure . . . . . . . . . . . . . . . . . .
      28
     2.22     Brokers  . . . . . . . . . . . . . . . . . . .
      28
     2.23     Note Sales/Purchase Program  . . . . . . . . .
      29
     2.24     Corporate Books and Records  . . . . . . . . .
      29
     2.25     Environmental and Other Permits  . . . . . . .
      29
     2.26     Customers  . . . . . . . . . . . . . . . . . .
      29
     2.27     Key Employees. . . . . . . . . . . . . . . . .   30

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF BUYER  . . .
      30

     3.01     Organization . . . . . . . . . . . . . . . . .
      30
     3.02     Authorization  . . . . . . . . . . . . . . . .
      30
     3.03     Valid and Binding Agreement  . . . . . . . . .
      30
     3.04     No Violation . . . . . . . . . . . . . . . . .
      30
     3.05     Disclosure . . . . . . . . . . . . . . . . . .
      31
     3.06     Purchase for Investment  . . . . . . . . . . .
      31
     3.07     Brokers  . . . . . . . . . . . . . . . . . . .
      31

ARTICLE IV    CERTAIN OBLIGATIONS OF THE PARTIES . . . . . .
      31

     4.01     Conduct of Business Pending the Closing  . . .
      31
     4.02     Other Obligations of Seller Pending the
              Closing  . . . . . . . . . . . . . . . . . . .
      34

              (a)  Access  . . . . . . . . . . . . . . . . .
      34
              (b)  Other Transactions. . . . . . . . . . . .   35
              (c)  Insurance . . . . . . . . . . . . . . . .
      35
              (d)  Interim Financial Statements  . . . . . .
      35

     4.03     Public Announcements . . . . . . . . . . . . .
      35
     4.04     HSR Act  . . . . . . . . . . . . . . . . . . .
      36
     4.05     Other Action . . . . . . . . . . . . . . . . .
      36
     4.06     Consents and Best Efforts  . . . . . . . . . .
      36
     4.07     Indebtedness . . . . . . . . . . . . . . . . .
      37
     4.08     Confidentiality  . . . . . . . . . . . . . . .
      37
     4.09     Satisfaction of Certain Obligations  . . . . .
      38
     4.10     Notification of Certain Matters  . . . . . . .
      38
     4.11     Environmental Matters  . . . . . . . . . . . .
      39
     4.12     Funded Debt  . . . . . . . . . . . . . . . . .
      39
     4.13     Release of Indemnity Obligations . . . . . . .
      39
     4.14     Liability under the Multiemployer Plans. . . .
      39
     4.15     Insurance. . . . . . . . . . . . . . . . . . .
      40
     4.16     Change of Name . . . . . . . . . . . . . . . .
      40
     4.17     Tax Records. . . . . . . . . . . . . . . . . .
      40
     4.18     Fairness Opinion . . . . . . . . . . . . . . .
      41

ARTICLE V     CONDITIONS TO OBLIGATIONS OF THE PARTIES . . .
      41

     5.01     HSR Act  . . . . . . . . . . . . . . . . . . .
      41
     5.02     No Injunction or Litigation  . . . . . . . . .
      41

ARTICLE VI    CONDITIONS TO OBLIGATIONS OF BUYER . . . . . .
      41

     6.01     Representations and Warranties . . . . . . . .
      41
     6.02     Performance  . . . . . . . . . . . . . . . . .
      42
     6.03     Consents . . . . . . . . . . . . . . . . . . .
      42
     6.04     Funded Debt  . . . . . . . . . . . . . . . . .
      42
     6.05     Officers' Certificates . . . . . . . . . . . .
      42
     6.06     Opinions of Counsel to Seller  . . . . . . . .
      42
     6.07     Resolutions of Seller. . . . . . . . . . . . .
      42
     6.08     Incumbency Certificate of Seller . . . . . . .
      42
     6.09     Seller's Obligations . . . . . . . . . . . . .
      43
     6.10     Environmental Matters. . . . . . . . . . . . .
      43
     6.11     Resignations of Directors. . . . . . . . . . .
      43
     6.12     Organizational Documents . . . . . . . . . . .
      43
     6.13     Minute Books . . . . . . . . . . . . . . . . .
      43
     6.14     Affidavit. . . . . . . . . . . . . . . . . . .
      43
     6.15     Good Standing; Qualification To Do Business. .
      44
     6.16     Release of Indemnity Obligations . . . . . . .
      44
     6.17     Letter of Credit . . . . . . . . . . . . . . .
      44
     6.18     Documents. . . . . . . . . . . . . . . . . . .
      44
     6.19     No Material Adverse Change . . . . . . . . . .
      44
     6.20     NationsBank Waiver . . . . . . . . . . . . . .
      44
     6.21     Employment Agreement . . . . . . . . . . . . .
      44
     6.22     The Trust. . . . . . . . . . . . . . . . . . .
      45
     6.23     Scrivner Shares. . . . . . . . . . . . . . . .
      45

ARTICLE VII   CONDITIONS TO OBLIGATIONS OF SELLER  . . . . .
      45

     7.01     Representations and Warranties . . . . . . . .
      45
     7.02     Performance  . . . . . . . . . . . . . . . . .
      45
     7.03     Officers' Certificates . . . . . . . . . . . .
      45
     7.04     Opinion of Counsel to Buyer  . . . . . . . . .
      45
     7.05     Consents . . . . . . . . . . . . . . . . . . .
      46
     7.06     Documents  . . . . . . . . . . . . . . . . . .
      46
     7.07     Resolutions of Buyer . . . . . . . . . . . . .
      46
     7.08     Incumbency Certificate of Buyer. . . . . . . .
      46
     7.09     NationsBank Waiver . . . . . . . . . . . . . .
      46
     7.10     Scrivner Shares. . . . . . . . . . . . . . . .
      46

ARTICLE VIII  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION  .
      46

     8.01     Survival of Representations . . . . . . . . . .
      46
     8.02     Statements as Representations . . . . . . . . .
      47
     8.03     Agreement to Indemnify  . . . . . . . . . . . .
      47
     8.04     Limitation of Liability . . . . . . . . . . . .
      47
     8.05     Conditions of Indemnification . . . . . . . . .
      50
     8.06     Security for Seller's Indemnification . . . . .
      51
     8.07     Officers' and Directors' Insurance;
              Indemnification . . . . . . . . . . . . . . . .
      52
     8.08     Remedies Exclusive  . . . . . . . . . . . . . .
      53

ARTICLE IX    TERMINATION; AMENDMENT AND WAIVER . . . . . . .
      53

     9.01     Termination of Agreement  . . . . . . . . . . .
      53
     9.02     Effect of Termination . . . . . . . . . . . . .
      53
     9.03     Amendment, Extension and Waiver . . . . . . . .
      54

ARTICLE X     MISCELLANEOUS . . . . . . . . . . . . . . . . .
      54

     10.01    Commissions . . . . . . . . . . . . . . . . . .
      54
     10.02    Expenses; Taxes . . . . . . . . . . . . . . . .
      54
     10.03    Governing Law; Submission to Jurisdiction,
              Waiver of Jury Trial. . . . . . . . . . . . . .
      54
     10.04    Assignment. . . . . . . . . . . . . . . . . . .
      55
     10.05    Entire Agreement  . . . . . . . . . . . . . . .
      55
     10.06    Headings  . . . . . . . . . . . . . . . . . . .
      55
     10.07    Notices . . . . . . . . . . . . . . . . . . . .
      55
     10.08    Counterparts  . . . . . . . . . . . . . . . . .
      57
     10.09    Specific Performance  . . . . . . . . . . . . .
      57
     10.10    Severability. . . . . . . . . . . . . . . . . .
      57
     10.11    Certain Definitions . . . . . . . . . . . . . .
      57
     10.12    Cut Off Date. . . . . . . . . . . . . . . . . .
      58
     10.13    Scrivner Employees. . . . . . . . . . . . . . .
      58


EXHIBITS

Exhibit A       Letter of Credit
Exhibit B       The Sites
Exhibit C-1     Opinion of Milbank, Tweed, Hadley & McCloy
Exhibit C-2     Opinion of Martin von Gehren
Exhibit C-3     Opinion of James V. Barwick
Exhibit C-4     Opinion of Counsel to the Bank
Exhibit C-5     Opinion of Counsel to General Partnership
Exhibit D       Opinion of McAfee & Taft A Professional
                Corporation


INDEX TO SCHEDULES


  Volume

Schedule 2.01   Subsidiaries
      1
Schedule 2.02   Jurisdictions
      1
Schedule 2.03   No Violations
      1
Schedule 2.04   Financial Statements
      1
Schedule 2.05A  Undisclosed Liabilities
      1
Schedule 2.05B  Funded Debt
      1
Schedule 2.06   Absence of Certain Changes
      1
Schedule 2.07   Taxes
      2
Schedule 2.08   Permitted Liens, Real Property and Leases
      3
Schedule 2.09   Inventory
      3
Schedule 2.10   Receivables
      3
Schedule 2.11   Proprietary Rights
      3
Schedule 2.12   Litigation
      4
Schedule 2.13   Insurance
      4
Schedule 2.14   Employee Benefit Plans
      4
Schedule 2.15   Contracts
      5
Schedule 2.16   Labor Relations
      6
Schedule 2.17   No Breach
      6
Schedule 2.18   Compliance with Laws
      6
Schedule 2.19   Hazardous Materials
      6
                Hazardous Materials (cont'd)
      7
Schedule 2.20   Assets Necessary to Business
      7
Schedule 2.25   Permits
      7
Schedule 2.26   Customers
      7
Schedule 2.27   Key Employees
      7
Schedule 4.01   Conduct of Business
      7

                         STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT, dated as of the 15th day of July, 1994 (the "Agreement"), between Fleming Companies, Inc., an Oklahoma corporation (the "Buyer"), and Franz Haniel & Cie. GmbH, a corporation organized under the laws of the Federal Republic of Germany (the "Seller").

          WHEREAS, Seller owns all of the issued and outstanding shares of the common stock, par value $100.00 per share (the
"Shares"), of Haniel Corporation, a Delaware corporation (the
"Company"); and

          WHEREAS, the Company is the owner of all of the issued and outstanding shares of capital stock of Scrivner, Inc.
("Scrivner"), a Delaware corporation; and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:


                                 ARTICLE I

                              SALE OF SHARES

          1.01 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York at 10:00 A.M.
New York time on the later to occur of (i) July 19, 1994 and (ii) the first Tuesday that is at least three Business Days following satisfaction of the conditions set forth in Section 5.01, provided all of the other conditions to the obligations the parties set forth in Section 5.02 and in Articles VI and VII have been satisfied or waived, or at such other place or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing. The date of the Closing is sometimes referred to herein as the "Closing Date."

          1.02  Delivery of the Shares by Seller.  At the
Closing,
Seller will deliver or cause to be delivered to Buyer the follow-

ing:

                (a)  A stock certificate or certificates
represent-

ing all of the Shares, accompanied by stock powers duly executed in blank, and otherwise in form acceptable to Buyer for transfer on the books of the Company;

                (b)  The resignations of such officers and
members
of the board of directors of the Company and the Subsidiaries (as defined herein) that Buyer may request which resignations shall not prejudice such officers' rights under any employment agreement;

                (c) The stock books, stock ledgers, minute books and corporate seals of the Company;

                (d) A receipt for the Purchase Price (as defined herein) as provided in Section 1.03 below; and

                (e) All other documents, instruments or writings required to be delivered by Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or reasonably requested by Buyer to be delivered by Seller at or prior to the Closing.

          1.03  Delivery of the Consideration by Buyer.  At the
Closing, Buyer will deliver or cause to be delivered to Seller the following:

                (a)  Immediately available funds to an account to
be designated by Seller (such designation to occur not later than two Business Days prior to Closing) in a total amount equal to
$388
million (U.S.) or $776.00 (U.S.) per share (the "Purchase
Price").

                (b) All other documents, instruments or writings required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith or reasonably requested by Seller to be delivered by Buyer at or prior to the Closing.

          1.04 Letter of Credit. Buyer and Seller agree that as security for Seller's indemnification provided in Article VIII of this Agreement, Seller shall deliver to Buyer at Closing an irrevocable letter of credit from Morgan Guaranty Trust Company of
New York (the "Bank") substantially in the form of Exhibit A annexed hereto and made a part hereof (the "Letter of Credit").


                                ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Buyer as follows:

          2.01  Ownership of Shares; Equity Capital Structure.

                (a) Seller is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby Buyer will acquire, good, valid and marketable title to, the Shares, free and clear of all liens, claims, options, pledges, security interests, charges, encumbrances, equities, agreements and restrictions whatsoever and, except as set forth in Schedule 2.01 delivered to Buyer by Seller upon the execution of this Agreement, the Company is the record and beneficial owner of, and upon consummation of the transactions contemplated hereby the Company will have good, valid and marketable title to all of the issued and outstanding capital stock of each of the Subsidiaries either directly or indirectly through one or more of the Subsidiaries.

                (b) The authorized capital stock of the Company consists solely of 500,000 shares of common stock, par value $100.00 per share, all of which shares are issued and outstanding.
The Shares constitute all of the issued and outstanding shares of capital stock of the Company. The authorized capital stock of Scrivner consists of 17,200 shares of class B common stock, par value $1,000 per share all of which shares are issued and outstand-

ing and owned by the Company (the "Scrivner Shares") and 100 shares of class A common stock, $1.00 par value, and 100 shares of preferred stock, no par value, none of which has been issued. All of the Shares and the Scrivner Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights.

                (c) Except as set forth above, there are not now, and at the Closing there will not be, any shares of capital stock of the Company or Scrivner issued or outstanding or any subscrip-

tions, options, warrants, calls, rights, convertible securities or other rights or other agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or Scrivner, or otherwise obli-

gating the Company or Scrivner to issue, transfer or sell any of its respective securities or other instruments convertible into or exchangeable or exercisable for any securities of the Company or Scrivner. All of the outstanding shares of capital stock of each of the Subsidiaries other than Scrivner have been duly authorized and are validly issued and are fully paid and non-assessable, are not subject to and were not issued in violation of any preemptive rights and, except as set forth in Schedule 2.01, are owned by either the Company or another of the Subsidiaries free and clear of all liens, charges, claims or encumbrances. Each of the Partner-

ship Interests is owned free and clear of all liens, charges, claims or encumbrances. Schedule 2.01 sets forth the name, jurisdiction of incorporation and number of outstanding shares and the ownership of such shares of the Company and each of the Subsidiaries including Scrivner. Schedule 2.01 sets forth the general partnership in which the Company or any of the Subsidiaries holds an interest, the percentage ownership and the name of the other partners. Except as set forth in Schedule 2.01, neither the
Company nor any of the Subsidiaries has any investment in any corporation, association, partnership, joint venture or other entity or is obligated to make any such investment. Except as set forth in Schedule 2.01, there are not now, and at the Closing there will not be, any subscriptions, options, warrants, calls, rights, convertible securities or other rights or other agreement, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries, or otherwise obligating the Company or any Subsidiar-

ies to issue, transfer or sell any such securities or other instruments convertible into or exchangeable or exercisable for any securities of the Subsidiaries. Except as set forth on Schedule 2.01, there are no, and at the Closing there will not be, any voting trusts or other agreements or understandings to which Seller, the Company, Scrivner or any of the other Subsidiaries is a party or is bound with respect to the voting or transfer of the capital stock of the Company or any of the Subsidiaries other than this Agreement. There are no outstanding contractual or other obligations of the Company or any of the Subsidiaries to repur-

chase, redeem or otherwise acquire any shares of the Company or Scrivner or any of the other Subsidiaries.

          2.02  Organization; Authorization; Valid and Binding
Agreement.

                (a)  Seller is a corporation duly organized,
validly existing and in good standing under the laws of the Federal
Republic of Germany. The Company and Scrivner are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

                (b) Seller has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No further corporate actions on the part of Seller are necessary to authorize the execution of this Agreement or to consummate the transactions contemplated hereby.

                (c)  This Agreement constitutes a valid and
binding
agreement of Seller, enforceable against Seller in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

                (d) The Company and each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and each of the general partnerships described in Schedule 2.01 is organized and each of them has the corporate or partnership power and authority, as the case may be, to carry on its business as presently conducted, and to own, lease and operate the properties and other assets (of every kind, nature, character and description, whether real, personal or mixed, whether tangible or intangible, whether accrued, contingent or otherwise and wherever situated), goodwill and business as a going concern which it owns, leases, or operates.

                (e)  Except as set forth in Schedule 2.02
delivered
by Seller to Buyer upon the execution of the Agreement, the Company and each of the Subsidiaries which is a corporation is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the assets or properties owned, leased or operated by it, or the nature of its business, makes such licensing or qualification to do business necessary, except where failure to be so qualified would not have a material adverse effect on the business, financial position and results of operations of the Company and the Major Subsidiaries (as herein defined) taken as a whole. Schedule 2.02 contains a complete list of each jurisdiction in which the Company and each of the Subsidiaries is qualified or registered to do business.

          2.03  No Violation.  Except as set forth in Schedule
2.03
delivered by Seller to Buyer upon the execution of this Agreement, and except for compliance with the notice filing requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") which requirements have been met and the waiting period provided for therein expired, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate or conflict with any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment or decree applicable to Seller, the Company or any of the Subsidiaries or by which any of their properties may be bound or affected, (b) violate or conflict with any provisions of the respective Certificates of Incorporation or By-Laws (or other comparable charter documents or partnership agreements relating to the Partnership Interests) of Seller, the Company or any of the Subsidiaries, (c) constitute a violation of or a default or breach
(or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or give rise to any right of termination, acceleration, cancellation, or amendment under, or result in the creation of any mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances, restrictions, charges or claims of any kind (whether absolute, accrued, contin-

gent or otherwise) (collectively, "Liens") upon Seller, the Company, any of the Subsidiaries or any of their assets or have any other adverse effect under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller, the Company or any of the Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound, subject or affected, or (d) cause, or give any person grounds to cause (with or without notice, the passage of time, or both), the maturity of any debt, liability or obligation of the Company or any of the Subsidiaries to be accelerated or increase any such liability or obligation of the Company or any of the Subsidiaries except, in the case of
(a),
(c) or (d), where such violations, terminations, conflicts, accelerations, defaults, breaches or grounds and rights of termination, cancellation, acceleration and amendment would not have a material adverse effect on the Company or any of the Major Subsidiaries so affected or prevent or materially delay the consummation of the transactions contemplated hereby. Except for compliance with the notice filing requirements of the HSR Act which have been satisfied, and except as set forth in Schedule 2.03, no filing with, notification to, and no permit, consent, approval, authorization or action by any federal, state, local, foreign or other governmental agency, instrumentality, commission, authority, board or body (collectively, a "Governmental Agency") is required in connection with the execution, delivery and performance by Seller, the Company or any of the Subsidiaries of this Agreement, or the consummation by Seller, the Company or any of the Subsid-

iaries, as the case may be, of the transactions contemplated hereby, except where the failure to make such filing, give notice to or to obtain such permit, consent, approval, authorization or action would not have a material adverse effect on the Company and the Major Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby.
Schedule 2.03 lists and describes all consents, approvals, authorizations or orders of any Governmental Agency or other third party necessary for the authorization, execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization or order would not have a material adverse effect on the Company and the Major Subsidiaries taken as a whole or prevent or materially delay the consummation of the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by the
Company, the Subsidiaries or the Buyer with any contract or business relationship to which Seller or any of its subsidiaries is a party.

          2.04  Financial Statements.  Attached hereto as
Schedule
2.04 delivered by Seller to Buyer upon the execution of this Agreement, are (i) the audited consolidated balance sheets of the Company and Subsidiaries as of December 31, 1993 (the "Company Balance Sheet"), December 31, 1992 and December 31, 1991, (ii) the related consolidated statements of income, stockholders investment and cash flows of the Company and Subsidiaries for the years then ended, (iii) the unaudited balance sheet of the Company and Subsidiaries as of March 19, 1994 (the "Interim Balance Sheet") and
(iv) the related consolidated statements of income, stockholders investment and cash flows of the Company and Subsidiaries (the financial statements referred to in the preceding clauses (i) and
(ii) are collectively referred to as the "Audited Financial Statements" and shall be presented together with all related notes and schedules thereto, and accompanied by the reports thereon of the Company's independent accountants; the financial statements referred to in the preceding clauses (iii) and (iv) are collective-

ly referred to as the "Unaudited Financial Statements". Except as otherwise disclosed therein, all such balance sheets (and the footnotes and schedules thereto) (w) were prepared in accordance with the books of account and other financial records of the Company and the Subsidiaries, (x) fairly present the consolidated financial position of the Company and Subsidiaries as of the respective dates thereof and (y) have been prepared in accordance with GAAP (as herein defined) applied on a consistent basis, except in the case of the Unaudited Financial Statements for the omission of all footnote disclosures and for normal year end adjustments. Except as otherwise disclosed therein, all such statements of income fairly present the results of operations of the Company and
Subsidiaries for the respective periods indicated, in accordance with GAAP applied on a consistent basis, except in the case of the
Unaudited Financial Statements for the omission of all footnote disclosures and for normal year end adjustments. Except for updating the footnotes to the Audited Financial Statements, such footnotes are applicable to the Unaudited Financial Statements without additions or deletions other than a footnote relating to this Agreement.

          The Company represents in value less than one third of the total fair market value of all of the assets of Seller and its affiliates determined immediately prior to Closing.

          2.05 No Undisclosed Liabilities. The Company and the Subsidiaries do not have any liabilities or obligations, except
(i)
as and to the extent of the amounts reflected or reserved against in the Company Balance Sheet or in the notes thereto or in the Interim Balance Sheet, (ii) as set forth in Schedule 2.05A delivered by Seller to Buyer upon the execution of this Agreement,
(iii) liabilities and obligations incurred in the ordinary course of business and consistent with past practices since December 31, 1993, or (iv) for such liabilities or obligations as are not material to the Company or any of the Major Subsidiaries. Except as provided in the preceding sentence, Seller knows of no reason-

able basis for the assertion against the Company or any of the Subsidiaries of any liability or obligation not fully reflected or reserved against in the Company Balance Sheet or in the notes thereto or in the Interim Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date thereof.

          Schedule 2.05B, delivered by Seller to Buyer upon the execution of this Agreement, contains a description of all of the Funded Debt and all other indebtedness of the Company and Subsid-

iaries, including obligor, obligee, amount owed, amount outstanding
(principal and accrued interest), interest rate, scheduled maturity, whether secured or unsecured, whether voluntarily prepayable, whether the execution and delivery of this Agreement and the performance of the transactions contemplated hereby gives the obligee the right to declare a default and/or accelerate payment and whether there are any prepayment penalties. Schedule 2.05B also contains the same information with respect to any property or facility, where the Company or any Subsidiary is the primary tenant, which property or facility was financed through the use of Industrial Development Bonds or Industrial Revenue Bonds issued by a governmental authority.

          2.06 Absence of Certain Changes. Except as set forth in
Schedule 2.06 delivered by Seller to Buyer upon the execution of this Agreement, since December 31, 1993 the businesses of the Company and the Subsidiaries have been operated in the usual and ordinary course, consistent with past practices. As amplification and not limitation of the foregoing, except as set forth in
Schedule 2.06, since December 31, 1993, there has not been:

                (a)  any material change in the business, opera-

tions or financial position of the Company or any of the Major
Subsidiaries from that reflected in the Audited Financial Stat-

ements or the Unaudited Financial Statements, other than those occurring as a result of the general economic conditions or other developments which are not unique to the Company or the Subsidiar-

ies but also affect other persons who are engaged in the lines of business in which the Company and the Subsidiaries are engaged;

                (b) any damage, destruction or other casualty loss
(whether or not covered by insurance) materially affecting the business, operations or financial position of the Company or any of the Major Subsidiaries;

                (c) any amendment, modification or termination of any existing, or entry into any new, contract, agreement, plan, lease, license, permit or franchise which is, either individually or in the aggregate, material to the business, operations or financial position of the Company or any of the Major Subsidiaries, except for the amendment, modification or termination of existing, and the entry into of, new contracts, agreements, plans, leases, licenses, permits or franchises in the ordinary course of business;

                (d)  (A) any increase granted, promised or
announced in the wages, salaries, compensation, bonuses, in-

centives, pension or other benefits payable by the Company or any Subsidiary to any of its employees, including, without limitation, any increase or change pursuant to any Benefit Plan or (B) any increase established or promised of any benefits under any Benefit
Plan, in either case except as required by Law (as herein defined) or any collective bargaining agreement or involving ordinary increases consistent with the past practices of the Company or such
Subsidiary;

                (e) any disposition of any asset of the Company or any of the Subsidiaries which had a fair market or net book value at the time of disposition of $100,000 or more;

                (f) any labor dispute material to the business, operations or financial position of the Company or any of the Subsidiaries;

                (g)  any incurrence of any liabilities or obliga-

tions (whether absolute, accrued, contingent or otherwise and whether due or to become due) by the Company or any of the Subsidiaries except to the extent incurred in the ordinary course of business and consistent with past practice; or any increase of, or any experience of any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

                (h) any payment, discharge or satisfaction of any material claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due)
of the Company or any of the Subsidiaries other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, including liabilities and obliga-

tions (i) reflected or reserved against in the Company Balance Sheet, (ii) incurred in the ordinary course of business and consistent with past practice since the date of the Company Balance
Sheet, or (iii) incurred prior to the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices;

                (i)  any mortgage, pledge, lien, security
interest,
encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due or other statutory liens for obligations not yet due, placed, permitted or, if not in existence on December 31, 1993, allowed to exist on any property or assets (real, personal or mixed, tangible or intangible) of the Company or any of the Subsidiaries;

                (j) any write-off as uncollectible of any note or account receivable of the Company or any of the Subsidiaries, except for write-offs in the ordinary course of business and consistent with past practice;

                (k) any cancellation of debts other than in the ordinary course of business and consistent with past practice or waiver of any claims or rights of more than $100,000 in value of the Company or any of the Subsidiaries;

                (l) any capital expenditure or commitment for capital expenditures by the Company or any of the Subsidiaries which individually per item exceeds $75,000 for replacements of and additions to property, plant, equipment or intangible capital assets;

                (m) any payment, loan or advance of any amount by the Company or any of the Subsidiaries to, or sale, transfer or lease of any properties or assets (real, personal or mixed, tangible or intangible) by the Company or any of the Subsidiaries to, or any agreement or arrangement by the Company or any of the Subsidiaries with, Seller or any of its affiliates or associates (other than the Company or any of the Subsidiaries);

                (n)  any failure to replace or replenish
inventory
as such inventory may have been depleted from time to time, collect accounts receivable, pay accounts payable or otherwise manage its working capital accounts in the ordinary course of business and in a manner consistent with past practices;

                (o) any failure to pay any creditor any amount owed to such creditor when due, other than in the ordinary course of business consistent with past practice or except for matters being contested in good faith;

                (p) any redemption of any of the capital stock or any declaration or payment of any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or any Subsidiary or otherwise, other than dividends, distributions and redemptions declared, made or paid by any Subsidiary solely to the Company or any other Subsidi-

ary;

                (q) any merger or consolidation with, or any acquisition of an interest of 5% or more in, any entity or of a substantial portion of the assets or business of any entity or any division or line of business thereof, or any other acquisition of any material assets other than in the ordinary course of business consistent with past practice;

                (r)  any issuance or sale of capital stock,
notes,
bonds or other securities, or options, warrants or other rights to acquire the same, of, or any other interest in, the Company or any
Subsidiary;

                (s) any agreement, arrangement or transaction with any directors, officers, employees or shareholders of the Company or any Subsidiary (or with any relative, beneficiary, spouse or affiliate of such person) except for (A) director's fees and compensation to officers and employees of the Company or any of the
Subsidiaries at rates not exceeding the rates of compensation in effect as of the date hereof, or (B) advances made to employees of the Company and Subsidiaries for travel and other business expenses in reasonable amounts consistent with past practice or (C) transactions pursuant to arrangements disclosed in Schedule 2.15;

                (t) any writedown or writeup of (or failure to write down or write up in accordance with GAAP consistent with past practice) the value of any inventories or receivables or revalua-

tion of any assets of the Company or any Subsidiary other than in the ordinary course of business consistent with past practice and in accordance with GAAP;

                (u) any change in any method of accounting or accounting practice or policy used by the Company or any Subsid-

iary, other than such changes required by GAAP;

                (v) any failure to maintain the material assets of the Company and the Subsidiaries in accordance with good business practice and in good operating condition and repair, ordinary wear and tear excepted;

                (w) any lapse or termination of any material Permit (as herein defined) that was issued or relates to the Company or any Subsidiary or otherwise relates to any asset of the
Company or Subsidiary or any failure to renew such Permit or Environmental Permit or any insurance policy that is scheduled to terminate or expire within 45 calendar days after the Closing Date;

                (x) any termination, discontinuation, closure or disposition of any plant, facility or other business operation, or any layoff of any employees (other than layoffs of less than 50 employees in any six-month period in the ordinary course of business consistent with past practice) or any implementation of early retirement, separation or program providing early retirement window benefits within the meaning of Section 1.401(a)-4 of the Treasury Regulations or any announcement of or plan regarding any such action or program for the future;

                (y) any charitable contribution in an amount exceeding $1,000;

                (z) any express or deemed election or settlement or compromise of any liability with respect to Taxes of the Company or any Subsidiary (other than retail sales or retail use Taxes);
or

                (aa) any agreement, whether in writing or other-

wise, to take or refrain from taking any action which, if taken or omitted to be taken subsequent to December 31, 1993, would render any of the representations or warranties set forth in this Section
2.06 untrue or incorrect.

          2.07  Certain Tax Matters.

                (a) The Company, and each of the Subsidiaries has, or shall cause to be prior to Closing, properly prepared and filed
(and Seller has, or shall cause to be properly prepared and filed prior to Closing, with respect to consolidated or combined returns in which the Company and any of the Subsidiaries are members of the same Affiliated Group (as defined below)), with the appropriate governmental or taxing agency or authority ("Taxing Authority"), all Tax Returns (as defined below) which are or were required to be filed by the Company or the Subsidiaries prior to Closing with respect to all taxable years or the taxable periods which have ended or end on or prior to the Closing Date. Except as set forth in Schedule 2.07 delivered by Seller to Buyer upon the execution of this Agreement, the Company and each of the Subsidiaries has paid, or shall cause to be paid, when due and payable, all Taxes (as defined below) that are shown to be due and payable on the Tax Returns described above. The reserves and allowances for Taxes required by Section 2.07(e) hereof shall include all Taxes payable with respect to any Tax Returns of the Company or any Subsidiary not due prior to the Closing but relating to tax periods (i) ending on or prior to the Closing, or (ii) commencing before but ending after the Closing.

                (b) Except as set forth on Schedule 2.07: (i) no adjustment or deficiency relating to any Tax Return described in
Section 2.07(a) hereof has been proposed by any Taxing Authority (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability); (ii) there are no pending or, to the knowledge of Seller, the Company and Subsidiaries threatened actions or proceedings for the assessment or collection of Taxes against the Company or any Subsidiary or (insofar as either relates to the activities or income of the Company or any Subsidiary or could result in liability of the Company or any Subsidiary on the basis of joint and/or several liability) any corporation that was included in the filing of a Tax Return with the Company or any Subsidiary on a consolidated or combined basis; (iii) no accelera-

tion of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Internal Revenue Code of 1986, as amended (the "Code") will occur in connection with the transactions contemplated by this Agreement; (iv) no adjustment or deficiency has been proposed by any Taxing Authority relative to any Tax Return filed or required to be filed by any partnership or joint venture of which the Company or any Subsidiary is a member or any trust of which the Company or any Subsidiary holds a beneficial interest; (v) neither the Company nor any Subsidiary is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in
Section 897(c)(1)(A)(ii) of the Code; and (vi) neither the Company nor any Subsidiary is subject to any accumulated earnings tax penalty or personal holding company tax.

                (c)  Except as disclosed with reasonable
specific-

ity on Schedule 2.07: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax which the Company or any Subsidiary may be subject; (ii) neither the Company nor any Subsidiary (A) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code or (B) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iii) neither the Company nor any Subsidiary has any income, gain, loss or deduction reportable for a period ending after the Closing Date but attributable to a transaction (e.g., an install-

ment sale) occurring in, or a change in accounting method made for, a period ending on or prior to the Closing Date which resulted in a deferred reporting of income, gain, loss or deduction from such transaction or from such change in accounting method; (iv) neither the Company nor any Subsidiary is obligated under any agreement with respect to industrial development bonds or similar obliga-

tions, with respect to which the excludibility from gross income of the holder for federal income tax purposes could be affected by the transactions contemplated hereunder; and (v) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or a Subsidiary.

                (d)  Schedule 2.07 lists and describes with
reasonable specificity: (i) all Tax Returns filed with respect to the Company or any Subsidiary for the most recent taxable periods ended on or before Closing, indicating (A) the jurisdictions to which the Tax Returns relate, (B) the most recent Tax Return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed, and (C) all Tax Returns that currently are the subject of audit; (ii) the amount of any unused net operating loss, net capital loss, foreign tax credit, other tax credits, or excess charitable contribution allocable to the Company or any Subsidiary, and the tax periods to which those losses, credits, and contributions relate in each case as shown on any Tax
Return; and (iii) any partnership or joint venture of which the Company or any Subsidiary has been a member, or any trust in which the Company or any Subsidiary has had a beneficial interest, during any tax period for which the statute of limitation for assessment of Taxes has not expired prior to the Closing.

                (e) On the Company Balance Sheet, reserves and allowances have been provided, and on the books of account and on the Interim Balance Sheet and on any other balance sheet required to be delivered by Seller to Buyer hereunder reserves and allowanc-

es will be provided, in each case adequate to satisfy all liabili-

ties for Taxes relating to the Company and the Subsidiaries for periods through the Closing Date (without regard to the materiality thereof).

                (f) Except as set forth in Schedule 2.07, the Company has filed a consolidated Tax Return for federal income tax purposes since 1977, as common parent corporation of an "affiliated group" (within the meaning of Section 1504(a) of the Code which included all Subsidiaries that met the definition of an "includible corporation" (within the meaning of Section 1504(b) of the Code) for such period.

                (g) Except as set forth in Schedule 2.07, no deficiency for Taxes has been assessed against the Company or any of the Subsidiaries which has not been paid in full.

                (h) None of Seller, the Company or any of the Subsidiaries has filed a consent pursuant to Section 341(f) of the
Code with respect to the Company and any of the Subsidiaries, or agreed to have Section 341(f)(2) of the Code apply to any disposi-

tion of a subsection (f) asset (as such term is defined in Section
341(f)(4) of the Code) owned by the Company or any of its Subsid-

iaries.

                (i) Except as set forth on Schedule 2.07, there are no liens for Taxes upon the assets of the Company or any of the
Subsidiaries except for liens for Taxes not yet due.

                (j) Except as set forth on Schedule 2.07, at the Closing Date none of Seller, the Company nor any of the Subsidiar-

ies is or will be a party to or have any liabilities or obligations under any agreement providing for the allocation, sharing or indemnification of Taxes among any of them other than pursuant to this Agreement.

                (k)  Except as set forth in Schedule 2.07,
neither
the Company nor any of the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the
Company, the Subsidiaries, or any Affiliated Group or as a result of the Tax Reform Act of 1986.

                (l)  Neither the Company nor any of the Subsid-

iaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment by the
Company or any of the Subsidiaries of any "excess parachute payment" within the meaning of Section 280G of the Code.

                (m) Except as set forth in Schedule 2.07, no property of the Company or any of its Subsidiaries is property that the Company or any of its Subsidiaries is or will be required to treat as being owned by another person pursuant to Section 168(f)(8) of the Code (prior to its amendment by the Tax Reform Act of 1986) or is "tax-exempt use property" within the meaning of
Section 168(h) of the Code.

                (n)  The term "Tax Return," as used in this
Agreement, shall include any report, return, rendition or other document or information required to be supplied to a federal, state, local or foreign Taxing Authority in connection with Taxes.

                (o) The term "Affiliated Group," as used in this Agreement, shall mean any group of corporations which heretofore has filed or is currently filing a consolidated federal income tax return or a combined or consolidated tax return for state tax purposes and of which the Company and/or any of the Subsidiaries are or have been members.

                (p) The term "Taxes," as used in this Agreement, shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, net worth, gross receipts, excise, business and/or occupation, property, real property transfer, use, service, license, payroll, franchise, sales, withholding or employment taxes imposed by the United States or any state, local or foreign government or subdivision or agency thereof whether computed on a separate, consolidated, unitary, combined or any other basis, including all interest, additions, and penalties thereon.

          2.08  Title to Properties; Encumbrances.

                (a) The Company or a Subsidiary has good, valid and marketable title to all the material assets, rights and property, real, personal or mixed, tangible or intangible, owned, used or useful in the operations of the Company and the Subsid-

iaries, including, without limitation, (i) all the material assets reflected in the Company Balance Sheet (except for assets disposed of since December 31, 1993 by the Company and the Subsidiaries) and
(ii) all tangible and intangible material assets, agreements, leases, licenses, and permits used by or useful to the Company and the Subsidiaries which exist or are in effect as of the date hereof or at any time through the Closing, including the leasehold estates covering assets leased to the Company or the Subsidiaries and assets acquired between the date hereof and the Closing Date free and clear of all Liens, except (w) as set forth in Schedule 2.08 delivered by Seller to Buyer upon the execution of this Agreement,
(x) Liens for current taxes not yet delinquent and taxes for which adequate provision is made in the Company Balance Sheet, (y) statutory liens for obligations not yet due and (z) minor imperfec-

tions of title and encumbrances, if any, which are not substantial in amount, do not materially detract from the value of the property subject thereto and do not impair the use of such properties and assets or the business and operations of the Company and the Subsidiaries (such Liens referred to in clauses (w), (x), (y) and
(z) of this sentence are hereinafter referred to as "Permitted
Liens").

                (b) Except as set forth on Schedule 2.08, to the knowledge of Seller, the Company's and the Subsidiaries' struc-

tures, plants and equipment are structurally sound, in good operating condition and repair, ordinary wear and tear excepted, and not in need of repair, other than ordinary and routine repairs and adjustments.

                (c) Schedule 2.08 contains a list of all real property owned by the Company or a Subsidiary and material real property leases and subleases to which the Company or a Subsidiary is a party.

          2.09 Inventory. The inventory of the Company and the Subsidiaries, whether reflected in the Company Balance Sheet or Interim Balance Sheet or otherwise, consists of a quality and quantity usable and salable in the ordinary course of business without discount or reduction except in the ordinary course of business consistent with past practices and subject to normal and customary allowances in the food wholesale and retail industry for spoilage, damage and outdated items. The quantities of the Company's and the Subsidiaries' inventory are reasonable and warranted in the present and anticipated circumstances of their businesses. Subject to amounts reserved therefor on the Company Balance Sheet, the values at which all inventories are carried on the Company Balance Sheet reflect the historical inventory valuation policy of the Company and the Subsidiaries of stating such inventories at the lower of cost (determined as respects the majority of the inventory on the last-in, first-out method) or market value and all inventories are valued such that the Company and the Subsidiaries will earn their customary gross margins thereon. Except as set forth on Schedule 2.09 delivered by Seller to Buyer upon the execution of this Agreement, the Company or a Subsidiary, as the case may be, has good and marketable title to the inventories free and clear of all encumbrances. The invento-

ries of the Company and the Subsidiaries do not consist of, in any material amount, items that are obsolete, damaged or slow-moving. The inventories reflected in the Company Balance Sheet or the Interim Balance Sheet or in the books of account of the Company or the Subsidiaries do not consist of any items held on consignment. Neither the Company nor any Subsidiary is under any obligation or liability with respect to accepting returns of inventory or merchandise in the possession of their customers other than in the ordinary course of business consistent with past practice. No clearance or extraordinary sale of the inventories has been conducted since December 31, 1993 other than in the ordinary course of business consistent with past practices. Neither the Company nor any Subsidiary has acquired or committed to acquire inventory for sale which is not of a quality and quantity usable in the ordinary course of business within a reasonable period of time and consistent with past practice, nor has the Company or any Subsid-

iary changed the price of any inventory except for (i) price reductions to reflect any reduction in the cost thereof to the Company or any such Subsidiary, (ii) reductions and increases responsive to normal competitive conditions and consistent with the
Company's or such Subsidiary's past sales practices and (iii) increases to reflect any increase in the cost thereof to the Company or such Subsidiary. Schedule 2.09 is a complete list of the addresses of all warehouses and other facilities in which the inventories are located and the name and the chief executive office address of the Company or Subsidiary owning such warehouse or other facility. To the knowledge of Seller, the Company and the Subsidiaries, all of the inventory of the Company and the Subsid-

iaries: (a) comply with the Federal Food, Drug and Cosmetic Act, as amended (the "FDA Act"), the Nutrition Labeling and Education Act Amendments of 1993, and with the pure food and drug laws of each of the states of the United States into which any product would be shipped by the Company, (b) are not adulterated or misbranded within the meaning of the FDA Act or such state laws, (c) are not prohibited from introduction into interstate commerce under Section
404 or 505 of the FDA Act and (d) do not contain a misbranded hazardous substance or a banned hazardous substance.

          2.10 Receivables. Schedule 2.10, delivered by Seller to
Buyer upon the execution of this Agreement, sets forth an aged list of the wholesale receivables of the Company and the Subsidiaries as of May 14, 1994 showing separately those trade receivables for wholesale operations that as of such date have been outstanding
(i)
7 days or less, (ii) 8 to 14 days, (iii) 15 to 21 days, and (iv) more than 21 days and showing separately all other miscellaneous wholesale receivables (e.g. coupon redemptions, vendor charge backs, etc.) that as of such date have been outstanding (i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days and (iv) more than
89 days . Except as disclosed in Schedule 2.10 or to the extent, if any, reserved for on the Company Balance Sheet or the Interim Balance Sheet, all receivables reflected on the Company Balance Sheet arose from, and the receivables existing on the Closing Date will have arisen from, the sale of inventory or services to persons not affiliated with Seller, the Company or any Subsidiary and in the ordinary course of their business consistent with past practice. Except as reserved against on the Company Balance Sheet or the Interim Balance Sheet, the receivables referred to in the preceding sentence constitute or will constitute, as the case may be, valid receivables, and to the knowledge of Seller such receivables are undisputed claims of the Company or a Subsidiary not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of their business consistent with past practice. All receivables reflected on the Company Balance Sheet or arising from the date thereof until the Closing (subject to the reserve for bad debts reflected on the books and records of the Company and the
Subsidiaries as of the Closing Date plus $5 million, and except as disclosed in Schedule 2.10) are or will be good and have been collected or are or will be collectible through the utilization of collection efforts in the ordinary course of business consistent with past practice.

          2.11 Proprietary Rights. Schedule 2.11 delivered by Seller to Buyer upon the execution of this Agreement, contains a complete list and an accurate description of all trademarks, trade names, assumed names, service marks, logos, patents, patent applications, copyrights and copyright registrations, and all applications therefor, inventions, trade secrets, confidential processes and formulae, and all other similar rights (other than customer lists) presently owned or held by the Company or any of the Subsidiaries, or with respect to which the Company or any of the Subsidiaries owns or holds any license or other direct or indirect interest or with respect to which Seller holds title for the benefit of the Company and the Subsidiaries and which are listed as such on Schedule 2.11 (collectively, the "Proprietary Rights"); and no other Proprietary Rights are used in or are necessary for the conduct of the Company's and the Subsidiaries' businesses as presently conducted. To the knowledge of Seller, except as so designated on Schedule 2.11, no Proprietary Rights used by the Company or any of the Subsidiaries conflict with or infringe any similar rights of any other person in the states where the Company and the Subsidiaries do business. To the knowledge of
Seller, the Company and the Subsidiaries, no claims have been asserted by any person with respect to the ownership, validity, license or use of the Proprietary Rights by the Company or any of the Subsidiaries, and, to the knowledge of Seller, the Company and the Subsidiaries, there is no basis for any such claim. The consummation of the transactions contemplated hereby will not alter or impair any of the Proprietary Rights. Except as set forth on
Schedule 2.11, Seller does not know of any reasonable basis for the denial of any pending applications to register trademarks, service marks or copyrights or any pending patent applications from being granted.

          2.12  Litigation.  Except as set forth in Part I of
Schedule 2.12 (which, with respect to each item of Litigation (as herein defined) disclosed herein, sets forth the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought, and if applicable, paid or granted) delivered by Seller to Buyer upon the execution of this Agreement, none of the Litigation which is not Insured (as herein defined) would, if determined adversely to the Company or the Subsidiaries, as the case may be, individually or in the aggregate, have a material adverse effect on the business, financial position or results or operations of the Company or any of the Major Subsidiaries. To Seller's knowledge, Part II of Schedule 2.12 lists all Litigation with respect to the Company and the Subsidiaries that is not Insured. Part III of Schedule 2.12 lists all Litigation with respect to the Company and the Subsidiaries that is Insured. Except as set forth on Schedule 2.12, to the knowledge of Seller, there is no valid basis for any Litigation not described on
Schedule 2.12. As used herein, the term "Litigation" shall mean any claims, actions, suits, proceedings, arbitrations or investiga-

tions pending or, to the knowledge of Seller, threatened, by or against the Company or any of the Subsidiaries or any properties or rights of any of them before any court, arbitrator or administr-

ative, governmental or regulatory body. As used herein, the term "Insured" when used with respect to any Litigation shall mean Litigation covered by the policies listed on Schedule 2.13 and described in Section 2.13 below or any policies covering earlier periods, without regard to whether amounts incurred for legal fees and expenses and amounts incurred for indemnity with respect to any
Litigation falls within the deductibles or self-insured retentions under any of the policies and without regard to whether any such amounts incurred are otherwise charged back to Seller, the Company or the Subsidiaries in any manner or to any extent by any insurer under any such policies.

          2.13 Insurance. (a) Schedule 2.13 delivered by Seller to Buyer upon the execution of this Agreement, sets forth a complete description (name of the insurer, policy number, premiums, type of insurance, etc.) with respect to all policies of fire, liability, product liability, worker's compensation, health, property, casualty and bond and surety arrangements and other forms of insurance presently in effect with respect to the Company and the Subsidiaries (true and complete copies of policies with respect to the Company and the Subsidiaries have heretofore been delivered to Buyer) under which the Company or any Subsidiary has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years.

                (b) With respect to each insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification, under the policy; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

                (c) No insurance policy listed on Schedule 2.13 will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consum-

mation of the transactions contemplated by this Agreement.

          2.14 Employee Benefit Plans. Except as otherwise set forth on Schedule 2.14 delivered by Seller to Buyer upon the execution of this Agreement:

                (a)  The Company and the Subsidiaries do not
currently sponsor, maintain or participate in and are not required to contribute to any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), any multiemployer plan ("Multiemployer Plans")as defined in Section 3(37)(A) or (D) of ERISA, any incentive compensation plan, bonus plan, deferred compensation agreement or arrangement, stock option, stock bonus and stock purchase plan or to any other employee benefit plan (whether or not subject to ERISA), program or arrangement of any kind whatsoever which provides or is obligated to provide any kind of benefit (such plans, benefit programs and agreements (excluding Multiemployer Plans) are collectively referred to herein as the "Benefit Plans").
For the purpose of this Section 2.14, references to the Company and its Subsidiaries shall also include any entity affiliated with the
Company or its Subsidiaries under Sections 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA (excluding any foreign affiliate of the Company).

                (b) All material obligations of the Company and the Subsidiaries, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any Benefit Plans or Multiemployer Plans have been paid, or adequate accruals for such payments have been made by the Company and the Subsidiaries on their respective books of account as of December 31, 1993 and prior to June 11, 1994, except accruals for such payments attributable solely to events occurring subsequent to December 31, 1993, all of which material accruals will have been made by the Company and each Subsidiary on its books of account as of June 11, 1994.

                (c) All reports relating to the Benefit Plans required to be filed with or furnished to any governmental body, agency or court, and to the knowledge of Seller, the Company or the
Subsidiaries to the participants or beneficiaries prior to the date hereof have been timely filed or furnished in accordance with applicable law.

                (d)  There are no actions, suits or claims
pending
(other than routine claims for benefits), or to the knowledge of the Company and its Subsidiaries , threatened against any of the Benefit Plans or against the assets of any of such Benefit Plans.

                (e)  The Benefit Plans and related trust agree-

ments, if any, are valid and in full force and effect. Other than in respect of qualification requirements still subject to the remedial amendment period under Section 401(b) of the Code, the Internal Revenue Service has issued a favorable determination with respect to each Benefit Plan (and all amendments thereto) which may be and is intended to be qualified under Section 401(a) of the Code and no event has occurred since such favorable determinations which, to the knowledge of the Company or its Subsidiaries, adversely affects any such prior determination.

                (f)  Each Benefit Plan which is a "welfare
benefit
plan" (as defined in Section (3)(1) of ERISA) is either (i) unfunded or (ii) funded through insurance contracts.

                (g)  Neither the Company nor any Subsidiary
participates in any Multiemployer Plan or in any employee Benefit Plan which provides health and welfare benefits, and based upon information provided to the Company by the applicable Multiemployer
Plan sponsors, neither the Company nor any Subsidiary has as of the respective dates of the information provided, any withdrawal liability with respect to any such Benefit Plan or Multiemployer Plan and neither the Seller, the Company nor any Subsidiary has any knowledge that would render such representation inaccurate. Neither the Company, Scrivner, nor any of the Subsidiaries has committed any act or acts prior to Closing which has effected, or could be reasonably expected to effect a partial or complete withdrawal as such terms are defined under ERISA from any Multi-

employer Plan or Benefit Plan.

                (h) Neither the Company nor any Subsidiary (i) has experienced any reportable event within the meaning of ERISA or other event or condition which presents a material risk of the termination of any pension Benefit Plan by the Pension Benefit Guaranty Corporation ("PBGC"); (ii) has had any tax imposed on it by the Internal Revenue Service for any violation under Section 4975 of the Code; or (iii) has engaged in any transaction which could reasonably be expected to subject the Company or any of the Subsidiaries or any such Benefit Plan to any liability for any such tax under Section 4975 of the Code.

                (i)  The terms of all Benefit Plans comply
substantially with ERISA, the Code and all applicable statutes, orders or governmental rules and regulations. None of the Benefit
Plans, nor any trust created thereunder has engaged in any non-exempt material "prohibited transaction" as such term is defined in
Section 4975 of the Internal Revenue Code and Section 406 of ERISA which involves the Company or any of its Subsidiaries.

                (j) As to each Benefit Plan for which an Annual Report (IRS Form 5500), including schedules, was filed by the Company or any of the Subsidiaries under ERISA or the Code, no material liabilities with respect to any such Benefit Plan existed on the date of the financial statements contained in the most recent Annual Report except as disclosed therein, and no material adverse change has occurred with respect to the financial state-

ments covered by such Annual Report since the date thereof.

                (k) To the knowledge of the Company, there is no issue relating to any Benefit Plan maintained or established for employees of the Company or the Subsidiaries which is pending before the Internal Revenue Service, the Department of Labor or any other governmental agency or court.

                (l) As of the last day of the last plan year for which the Company has received such information, the aggregate fair market value of the assets of the Benefit Plans which are defined benefit pension plans under ERISA (excluding for these purposes any accrued but unpaid contributions) equalled or exceeded the present value of all benefits accrued under such employee pension plans determined on an ongoing basis and on a termination basis using the assumptions established by the PBGC as in effect on such date.

                (m)  As to any Benefit Plan subject to Title IV
of
ERISA, (i) there has been no event or condition that presents the risk of termination of any such Benefit Plan, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of
Section 302 of ERISA or Section 412 of the Code has been
incurred,
(iii) no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 2615.3 promulgated by the PBGC have not been waived) has occurred, (iv) no notice of intent to terminate the Benefit Plan has been given under
Section 4041 of ERISA, (v) no proceeding has been instituted under
Section 4042 of ERISA to terminate any such Benefit Plan, (vi) no liability to the PBGC has been incurred (other than PBGC insurance premiums), and, (vii) as to any such Benefit Plan intended to be qualified under Section 401 of the Code, to the knowledge of the Company there has been no termination or partial termination of any such Benefit Plan within the meaning of Section 411(d)(3) of the Code.

                (n) To the knowledge of the Company, no act, omission or transaction has occurred which could result in imposition on the Company or its Subsidiaries of (i) a breach of fiduciary duty liability under Section 409 of ERISA, or (ii) a civil penalty assessed pursuant to subsections (c), (i) or (l) of
Section 502 of ERISA.

                (o)   There have been no payments made or agree-

ments entered into with respect to any individual employed by the Company or any Subsidiary which as a result of this transaction would result in the imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

                (p) Neither the Company nor any Subsidiary has any liabilities or other obligations, whether actual or contingent, with respect to the Benefit Plans, including, without limitation, liability for post-retirement medical benefits, post-retirement life insurance benefits or severance benefits excluding routine premiums due under any Benefit Plan that is an employee welfare benefit plan as defined in Section 3(l) of ERISA.

                (q) Seller has listed in Schedule 2.14 and made available to Buyer, or will make available to Buyer prior to the Closing, true, complete and correct copies of (i) all Benefit Plans
(including amendments), (ii) all summary plan descriptions (whether or not required to be furnished under ERISA), (iii) all latest Annual Report forms filed with respect to any such employee benefit plan, (iv) substantially all former employees who have elected as of June 1, 1994 COBRA continuation coverage, and (v) the most recent actuarial valuation and determination letters received from the Internal Revenue Service with respect to any such Benefit Plan.

                (r)  Neither the Company nor any of its
Subsidiar-

ies is a party to any written or oral deferred or incentive compensation, employment, severance, consulting or other similar contract, arrangement or policy or labor contracts or collective bargaining agreements relating to its employees which would result in any material adverse effect on the Company or any of its Major Subsidiaries.

          2.15 Contracts and Commitments. Except as set forth in
Schedule 2.15 delivered by Seller to Buyer upon the execution of this Agreement:

                (a)  Neither the Company nor any of the Subsid-

iaries is a party to any contract, commitment, arrangement or understanding, written or oral, which (i) involves payments or the disbursements of money by or to the Company or the Subsidiaries in excess of $250,000 that is not cancelable on thirty (30) days notice with other than a nominal penalty, (ii) has a duration of twelve (12) months or more and involves transfers by or to the Company or the Subsidiaries in excess of $25,000 per annum, (iii) is a financing document, loan agreement, repurchase agreement, credit accommodation (other than accounts receivable or accounts payable resulting from the purchase or sale of inventory and customer financing documents, in each case incurred and entered into in the ordinary course of business and consistent with past practices provided, however all loans or other extensions of credit to customers shall not be excluded) or agreement providing for the guarantee of the obligations of any party other than the Company or a Subsidiary, (iv) requires the purchase or sale of a required amount of product not terminable on thirty (30) days or less notice with other than a nominal penalty or (v) involves both (A) the Company or the Subsidiaries and (B) Seller or its affiliates (other than the Company and the Subsidiaries);

                (b) Subject to obtaining any requisite consents of third parties as specified in Section 2.03 hereof, the legal enforceability of the contracts, commitments, arrangements and understandings referred to in Section 2.15(a) hereof (the "Con-

tracts") after the Closing will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

                (c) No purchase commitment of the Company or any of the Subsidiaries, or by which the Company or any of the Subsidiaries is bound, is in excess of the normal, ordinary and usual requirements of the Company and the Subsidiaries;

                (d)  Neither the Company nor any of the Subsid-

iaries is a party to or bound by (i) any outstanding contracts with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by the Company or any of the Subsidiaries, as the case may be, on notice of not longer than thirty (30) days and without liability, penalty or premium or (ii) any agreements that contain any severance or termination pay, liabilities or obligations or change of control provisions; and

                (e)  True and correct copies of all written
contracts, commitments, arrangements and understandings set forth in Schedule 2.15 and true and correct summaries of all unwritten contracts, commitments, arrangements and understandings set forth in Schedule 2.15 have heretofore been delivered by or made available to Buyer by Seller or the Company.

          2.16 Labor Relations. Except as and to the extent set forth in Schedule 2.16 delivered by Seller to Buyer upon the execution of this Agreement:

                (a) no collective bargaining agreement presently covers (nor has any, in the past five years), covered, any employees of the Company or any of the Subsidiaries, nor is any currently being negotiated by the Company or any of the Subsidiar-

ies and, to the knowledge of Seller, the Company and the Subsidiar-

ies, no attempt to organize any group or all of the employees of the Company or any of the Subsidiaries has been made or proposed and is currently outstanding;

                (b)  to the knowledge of Seller there are no
controversies (other than controversies in respect of labor contract negotiations arising in the ordinary course of business), strikes, slowdowns or work stoppages (other than isolated individu-

al cases) pending or, to the knowledge of Seller, threatened between the Company or any Subsidiary and any of their respective employees, and neither the Company nor any Subsidiary has experi-

enced such controversy, strike, slowdown or work stoppage within the past three years;

                (c) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the material provisions of any collective bargaining or union contract and, to the knowledge of Seller, there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract which could reasonably be expected to have a material adverse effect upon the Company, the Major Subsidiaries or their business-

es;

                (d)  there are no unfair labor practice
complaints
pending against the Company or any Subsidiary before the National
Labor Relations Board or any Governmental Authority or any current union representation questions involving employees of the Company or any Subsidiary which could have a material adverse effect upon the Company, the Major Subsidiaries or their businesses;

                (e) to the knowledge of Seller, the Company and each Subsidiary is currently substantially in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing;

                (f) the Company and each Subsidiary has paid in full to all their respective employees or adequately accrued for in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees;

                (g) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted and is now pending or, to the knowledge of Seller, threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary;

                (h) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices;

                (i)  there is no charge or proceeding with
respect
to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the knowledge of Seller, threatened with respect to the Company or any Subsidiary;
and

                (j)  there is no charge of discrimination in
employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the knowledge of Seller, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental
Authority in any jurisdiction in which the Company or any Subsid-

iary has employed or currently employs any person.

          2.17  No Breach.  Each Contract is, except as specifi-

cally indicated herein or in Schedule 2.17 delivered by Seller to Buyer upon the execution of this Agreement describing such arrange-

ment, in full force and effect in all material respects. Except as specified in Schedule 2.17, there are no outstanding disputes under the Contracts, or, to the knowledge of Seller, the Company and the
Subsidiaries, threatened cancellations of the Contracts and neither the Company nor any of the Subsidiaries has breached any provision of, nor does there exist any default in any material respect of, or event (including the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby) which with the giving of notice or the passage of time or both would become a breach or default in any material respect of, the terms of any Contract by the Company and the Subsidiaries except for such breaches and defaults as would not, in the aggregate, have a material adverse effect on the business, operations or financial position of the Company or any of the Major Subsidiaries.

          2.18 Compliance with Applicable Law. Except as set forth in Schedule 2.18 delivered by Seller to Buyer upon the execution of this Agreement, the Company and the Subsidiaries have in the past five years duly complied, and are presently duly complying, in all material respects, with respect to each of their operations, real property, equipment and all other property, leases, practices and all other aspects of each of their busi-

nesses, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments or decrees of all governmental authorities (federal, state, local, foreign or otherwise) (collectively, "Laws"), including, without limitation, the Federal Occupational Safety and Health Act, ERISA, the Americans With Disabilities Act of 1990, the Civil Rights Act of 1991 and all Laws relating to the safe conduct of business and all
Laws relating to environmental protection and conservation. Except as described in Schedule 2.18, none of Seller, the Company or any of the Subsidiaries has, in the past five years, received any notification of any asserted present or past failure of the Company or any of the Subsidiaries to comply with any of such Laws except for such failures as would not have a material adverse effect on the business, operations or financial position of the Company and the Subsidiaries taken as a whole.

          2.19  Hazardous Material.  (a) Except as set forth in
Schedule 2.19 delivered by Seller to Buyer upon the execution of this Agreement, (i) any handling, transportation, storage, treatment or usage of Hazardous Material (as defined below) that has occurred on any tract of real property owned by the Company or any Subsidiary or real property covered by any real property lease to which the Company or a Subsidiary is a party, has been in compliance with all applicable laws relating to the protection of the environment (including without limitation, ambient air and surface and subsurface soil and water), natural resources, wildlife or human health (the "Environmental Laws"), (ii) no leak, spill, release, discharge, emission or disposal of any Hazardous
Material
has occurred on any such tract which would subject the property to remedial action under any Environmental Laws, (iii) each such tract is in substantial compliance with applicable Environmental Laws, and (iv) each underground storage tank located on any such tract, has been registered, maintained and operated in accordance with all applicable Environmental Laws. Schedule 2.19 lists and Seller has provided Buyer with full, accurate and complete copies of any and all reports, studies, tests and other information in its possession or in the possession of the Company or any Subsidiary relating to the presence or suspected presence of any Hazardous Material on any such tract or relating to the existence of any underground storage tank thereon and agrees that it will, promptly following its or the
Company's or any Subsidiary's receipt thereof, furnish to Buyer full, accurate and complete copies of any such reports, studies, tests and other information hereafter obtained by Seller or the Company or any Subsidiary on or prior to the Closing Date. "Hazardous Material" means asbestos, petroleum (including without limitation, oil, used oil, waste oil, gasoline, diesel and petroleum based fuels), petroleum products and by-products, petroleum wastes, petroleum contaminated soils, and any substance, material or waste which is regulated as "hazardous", "toxic" or under any other similar designation by any local, state or federal governmental authority. Such term includes, without limitation,
(i) any material, substance or waste defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery
Act (42 U.S.C. Section 6901, et seq.) ("RCRA"), (ii) any material, substance or waste defined as a "hazardous substance" pursuant to
Section 101 of the Comprehensive Environmental Response Compensa-

tion and Liability Act (42 U.S.C. Section 9601, et seq.) ("CERCLA") or
(iii) any material, substance or waste defined as a "regulated sub-

stance" pursuant to Subchapter IX of the Solid Waste Disposal Act
(42 U.S.C. Section 6991, et seq.).

                (b) Except as disclosed in Schedule 2.19 (i) Hazardous Materials have not been generated, used, treated, handled or stored on, or transported to or from, or released or disposed on or from any tract of real property owned by the Company or any Subsidiary or any real property covered by any real property lease to which the Company or a Subsidiary is a party in violation of any
Environmental Law, or, to the knowledge of Seller, any property adjoining any such tract; (ii) the Company and the Subsidiaries have disposed of all wastes, including those wastes containing Hazardous Materials, in compliance with all applicable Environmen-

tal Laws and Permits; (iii) there are no past, pending or, to the knowledge of Seller, threatened actions against the Company or any
Subsidiary relating to compliance with Environmental Laws or asserting damages or injury to natural resources, wildlife or the environment; (iv) no such tract or, to the knowledge of Seller, any property adjoining such tract, is listed or proposed for listing on the National Priorities List under CERCLA or on the Comprehensive Environmental Response, Compensation and Liability Act Information
System ("CERCLIS"), the Facility Index System ("FINDS"), RCRA, Hazardous Waste Registrations Listing Report ; and (v) to the knowledge of Seller, neither the Company nor any Subsidiary has transported or arranged for the transportation of any Hazardous Materials to any location that is listed or proposed for listing on the National Priorities List under CERCLA or on the CERCLIS or FINDS or which is the subject of any environmental claim.

                (c) Schedule 2.19 also contains a list of all underground storage tanks including the street address and owner thereof located on real property owned or leased by the Company or any of the Subsidiaries.

          2.20 Assets Necessary to Business. Except as set forth in Schedule 2.20 delivered by Seller to Buyer upon the execution of this Agreement, the Company and each of the Subsidiaries has good, valid and marketable title to all properties and assets, real, personal and mixed, tangible and intangible, individually or in the aggregate material to the operation of their respective businesses, and is a party to all leases, licenses and other agreements, and holds such authorizations, permits and approvals of Governmental Agencies and other third parties, as is reasonably necessary to permit it lawfully to carry on its businesses as presently conducted, and, upon the Closing, the Company and the Subsidiaries will have all such assets and rights necessary to conduct their respective businesses substantially as conducted immediately prior to Closing. Except as set forth in Schedule 2.20, there is no material usage by either the Company or any of the Subsidiaries of any assets, operations, services or personnel of Seller or any affiliate of Seller and there is no material usage by Seller or any affiliate of Seller (other than the Company and the Subsidiaries) of the assets, operations, services or personnel of the Company or any of the Subsidiaries.

          2.21 Disclosure. No representation or warranty made to
Buyer contained in this Agreement, and no statement contained in any of the Schedules or any certificate, document or instrument delivered by Seller, the Company or any Subsidiary pursuant hereto contains any untrue statement of a material fact or omits to state a material fact, necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

          2.22 Brokers. Other than the arrangement among Seller, the Company and J.P. Morgan Securities, Incorporated ("J.P. Morgan"), neither the Seller nor any affiliate of the Seller including the Company and Scrivner have entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Buyer or the Company, Scrivner or any of their respective Subsidiaries to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The parties hereby acknowledge the arrangement with respect to the transaction contemplated by this Agreement between the Seller, the Company and
J.P. Morgan, with respect to which all fees due J.P. Morgan will be paid by the Company or Scrivner.

          2.23 Note Sales/Purchase Program. The execution and delivery of this Agreement and the performance of the terms and provisions hereof by Seller will not cause Company or Scrivner to breach any of the agreements governing the Company's Note Sales/ Purchase Program.

          2.24 Corporate Books and Records. The minute books of the Company and the Subsidiaries contain accurate records in all material respects of all meetings and accurately reflect in all material respects all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of the Company and the Subsidiaries. Complete and accurate copies of all such minute books and of the stock register of the Company and each Subsidiary have been made available by Seller to Buyer.

          2.25 Environmental and Other Permits. (a) Except as disclosed on Schedule 2.25 delivered by Seller to Buyer upon the execution of this Agreement, the Company and the Subsidiaries currently hold all the health and safety, environmental and other permits, licenses, authorizations, certificates, exemptions and approvals of Governmental Authorities including without limitation, those issued under Environmental Laws (collectively, "Permits"), necessary or proper for the current use, occupancy and operation of each material asset of the Company and the Subsidiaries and the conduct of their business, and all such Permits are in full force and effect. To the knowledge of Seller, none of Seller, the Company or any Subsidiary has received any notice from any Governmental Authority revoking, cancelling, rescinding, materially modifying or refusing to renew any Permit or providing written notice of violations under any Environmental Law. Except as disclosed on Schedule 2.25, the Company and each Subsidiary is in all material respects in compliance with the Permits and the requirements of the Permits. Schedule 2.25 identifies all Permits which will require the consent of any Governmental Authority in the event of the consummation of the transactions contemplated by this
Agreement.

          2.26 Customers. Listed on Schedule 2.26, delivered by Seller to Buyer upon the execution of this Agreement, are the names and addresses of the ten most significant independent customers (by revenue) of the Company and the Subsidiaries considered as a whole for the twelve-month period ended May 14, 1994 and the amount for which each such customer was invoiced during such period. Except as disclosed on Schedule 2.26, none of Seller, the Company or any Subsidiary has received any written notice, nor to the knowledge of
Seller, is there any reason to believe that any of such customers has since May 14, 1994 ceased, or will in the reasonably foresee-

able future cease, to use the products or services of the Company or any Subsidiary, or has since May 14, 1994 substantially reduced, or will in the reasonably foreseeable future substantially reduce, the use of such products or services.

          2.27  Key Employees.  Schedule 2.27, delivered by
Seller
to Buyer upon the execution of this Agreement, lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" (as defined in Section 280G of the Code) and other like benefits paid or payable (in cash or otherwise) in 1993 and 1994, the date of employment and a description of position and job function of each current salaried employee, officer, director or consultant of the Company or any Subsidiary whose annual compensation exceeded (or, in 1994, is expected to exceed) $100,000.


                                ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer hereby represents and warrants to Seller as follows:

          3.01 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Buyer has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

          3.02 Authorization. Buyer has duly authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No further corporate actions on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

          3.03 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity.

          3.04 No Violation. Except for compliance with the notice filing requirements of the HSR Act which have been satis-

fied, neither the execution and delivery of this Agreement nor the consummation by Buyer of the transactions contemplated hereby will
(a) violate or conflict with any Law applicable to Buyer or by which any of its properties may be bound or affected, or (b) violate or conflict with any provisions of the Certificate of Incorporation or By-Laws of Buyer. Except for compliance with the notice filing requirements of the HSR Act which have been satis-

fied, no filing with, notification to, and no permit, consent, approval, authorization or action by, any Governmental Agency is required in connection with the execution, delivery and performance by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby except where the failure to make such filing, give notice to or obtain such permit, consent, approval, authorization or action would not have a material adverse effect on the Buyer and its material subsidiaries taken as a whole, or prevent or delay the consummation of the transactions contem-

plated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a tortious interference by Seller with any contract or business relationship to which Buyer is a party.

          3.05 Disclosure. No representation or warranty made to
Seller contained in this Agreement, and no statement contained in any certificate, document or instrument delivered by Buyer, pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circum-

stances under which they were made, not misleading.

          3.06 Purchase for Investment. Buyer is purchasing the Shares for investment and not with a view toward distribution, except in compliance with applicable securities laws.

          3.07 Brokers. Other than the arrangement between Buyer and Merrill Lynch & Co. ("Merrill Lynch"), neither Buyer nor any affiliate of Buyer has entered into or will enter into any agreement, arrangement or understanding with any person or firm which will result in the obligation of Seller or any affiliate of Seller to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby. The parties hereby acknowledge the arrangement with respect to this transaction between Buyer and Merrill Lynch, with respect to which all fees due Merrill Lynch will be paid by Buyer.


                                ARTICLE IV

                    CERTAIN OBLIGATIONS OF THE PARTIES

          4.01 Conduct of Business Pending the Closing. Seller agrees that, except as provided in Schedule 4.01 delivered by Seller to Buyer upon the execution of this Agreement, from the date hereof until the Closing, unless otherwise consented to by Buyer in writing:

          Seller will cause the Company and each of the Subsid-

iaries to conduct their respective businesses in the ordinary course and consistent with past practice. Seller will cause the Company and each of the Subsidiaries to use commercially reasonable efforts to preserve intact their business, operations, organiza-

tion, goodwill and work force in a manner consistent with past practices. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement or as set forth on a Schedule or with the prior written consent of Buyer, from the date hereof to the Closing, Seller will not permit the Company or any of the Subsidiaries to:

                (a)  Incur any obligations or liabilities
(whether
absolute, accrued, contingent or otherwise and whether due or to become due), except items incurred in the ordinary course of business and consistent with past practice.

                (b)  Pay, discharge or satisfy any Lien or
liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than Liens or liabilities discharged or satisfied in the ordinary course of business and consistent with past practices.

                (c) Permit or allow any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company or any of the Subsidiaries to be mortgaged, pledged or subjected to any lien, encumbrance, restriction or charge of any kind except Permitted Liens.

                (d) Write off as uncollectible any of its notes or accounts receivable or any portion thereof, except for write offs in the ordinary course of business, consistent with past practice and at a rate and amount no greater than during the twelve months ended December 31, 1993.

                (e) Cancel or release any other debts or claims, or waive any rights of value in excess of $100,000, or sell, transfer or convey any of the properties or assets (whether real, personal or mixed, tangible or intangible) of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice.

                (f) Dispose of, permit to lapse, or otherwise fail to preserve any material Proprietary Rights (except for any right not by its terms renewable), dispose of or permit to lapse any material license, permit or other form of authorization (except for any such licenses, permits or other authorizations not by its terms renewable), dispose of or disclose to any person, other than authorized representatives of Buyer, any trade secret, formula, process or know-how or dispose of or fail to use its best efforts not to disclose to any person, other than authorized representa-

tives of Buyer, any customer list.

                (g) Grant any increase in the compensation of any director, officer or employee of the Company or any of the Subsidiaries (including, without limitation, any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), institute or adopt any new Plan for directors, officers or employees of the Company or any of the Subsidiaries, or modify, amend or terminate any existing Plan other than increases in the ordinary course of business, consistent with past practice or as required by law or agreements in effect on the date hereof.

                (h)  Make any pension, retirement, profit
sharing,
bonus, severance or other employee welfare or benefit payment to any officer or employee of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice or as required by law or agreements in effect on the date hereof.

                (i)  Declare, pay or make, or set aside for
payment
or making, any dividend or other distribution in respect of the capital stock of the Company or any of the Subsidiaries (other than to the Company or any of its Subsidiaries), or directly or indirectly redeem, purchase or otherwise acquire any of their capital stock or other securities.

                (j) Issue, authorize, or propose the issuance of any shares of the capital stock of the Company or any of the Subsidiaries or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securi-

ties.

                (k) Make any capital expenditure or commitment for capital expenditures which individually per item exceeds $75,000 or in the aggregate exceeds $500,000, for replacements or additions to property, plant, equipment or intangible capital assets.

                (l) Make any change in any method of financial or tax accounting or accounting practice for financial or tax accounting purposes (except as required by Law and disclosed in writing to Buyer), or permit any change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves.

                (m) Pay, loan or advance any amount to or in respect of, or sell, transfer or lease any properties, assets (whether real, personal or mixed, tangible or intangible) or services to, or enter into any agreement, arrangement or transac-

tion with, Seller, any of the officers or directors of Seller, the
Company or any of the Subsidiaries, any affiliate or associate of Seller, the Company or any of the Subsidiaries or of any of Seller's or the Company's or any Subsidiaries officers or direc-

tors, or any business or entity in which Seller, the Company or any of the Subsidiaries, any officer or director of Seller, the Company or any of the Subsidiaries, or any affiliate or associate of any such persons, has any direct or indirect interest, except for (A) directors' fees and compensation to officers and employees of the Company or any of the Subsidiaries at rates not exceeding the rates of compensation in effect as of the date hereof (as may be adjusted in accordance with Section 4.01(f) hereof), or (B) advances made to employees of the Company and Subsidiaries for travel and other business expenses in reasonable amounts consistent with past practice or (C) transactions pursuant to agreements disclosed in
Schedule 2.15.

                (n) Enter into any lease of real or personal property involving the annual expenditure of more than $50,000, individually, or $200,000, in the aggregate.

                (o) Terminate or amend or suffer the termination or amendment of, or fail to perform in all material respects all of its obligations or suffer or permit any default to exist, under any contract, lease, agreement or license except for defaults and failures to perform obligations which would not, in the aggregate, have a material adverse effect on the business operations or financial position of the Company or any of the Major Subsidiaries.

                (p)  (i) Discontinue its advertising and
promotion-

al activities or its pricing and purchasing policies, in either case in any material respect; (ii) shorten or lengthen the customary payment cycles for any of its payables or receivables;
(iii) exercise any rights of renewal pursuant to the terms of any of the leases or subleases set forth on Schedule 2.08 which by their terms would otherwise expire except only after notice to Buyer and receipt of Buyer's prior written approval (which approval shall not be unreasonable withheld or delayed); and (iv) engage in any practice, take any action, fail to take any action or enter into any transaction which could reasonably be expected to cause any representation or warranty made by Seller to be untrue or result in a breach of any covenant made by Seller in this Agree-

ment.

                (q) Agree, whether in writing or otherwise, to take any action prohibited in this Section 4.01.

          4.02  Other Obligations of Seller Pending the Closing.
Seller agrees that from the date hereof until the Closing, unless otherwise consented to by Buyer in writing:

                (a) Access. Seller will, and will cause the Company and the Subsidiaries to, permit Buyer, its agents, financial advisors and attorneys and their representatives (the "Buyer's Representatives") and Buyer's financing sources (the "Buyer's Banks") full access, during normal business hours, throughout the period prior to the Closing, to all of Seller's (to the extent solely related to the Company and the Subsidiaries), the
Company's and the Subsidiaries' officers, directors, employees, agents, accountants and counsel who have any knowledge relating to the Company or any Subsidiary or their business, property, books, contracts, commitments and records and will furnish Buyer, the Buyer's Representatives and the Buyer's Banks during such period with all information concerning Seller's (to the extent solely related to the Company and the Subsidiaries), the Company's and the
Subsidiaries' businesses and their operations, assets, liabilities and prospects as Buyer, the Buyer's Representatives, and the Buyer's Banks may reasonably request. Pending the Closing, Buyer agrees to keep all such information confidential except that Buyer may deliver and disclose the same to Buyer's Representatives and the Buyer's Banks, and to instruct Buyer's Representatives and the
Buyer's Banks to keep such information confidential, all in accordance with the Confidentiality Agreement between Buyer and J.P. Morgan on behalf of the Company and Scrivner dated March 29, 1994 (the "Confidentiality Agreement").

                (b)  Other Transactions.  Seller and its
affiliates
will not, and will cause the Company, each of the Subsidiaries, and their directors, officers, employees, agents and affiliates not to, directly or indirectly, solicit or initiate the submission of proposals or offers from, or solicit, encourage, entertain or enter into any agreement, arrangement or understanding with, or engage in any discussions with, or furnish any information to, any person or entity, other than Buyer or Buyer's Representatives or Buyer's Banks, with respect to (i) the acquisition of all or any part of the Company or any of the Subsidiaries or their businesses, (ii) any business combination with the Company or any of the Subsid-

iaries or (iii) any other extraordinary business transaction involving or otherwise relating to the Company of any Subsidiary. Should Seller, the Company or any of the Subsidiaries or any of their respective affiliates or representatives, during such period, receive any offer or inquiry relating to such a transaction, or obtain information that such an offer is likely to be made, Seller will provide Buyer with immediate notice thereof, which notice will include the identity of the prospective offeror and the price and terms of any offer.

                (c)   Insurance.  Seller will use its best
efforts
to maintain the insurance coverage specified in Schedule 2.13, or policies providing substantially equivalent coverage, in full force and effect.

                (d) Interim Financial Statements. As promptly as practicable after the end of each four week accounting period prior to the Closing, and including the period ending next before the Closing Date, Seller will make available to Buyer such unaudited interim financial statements of the Company and the Subsidiaries as of the end of such four week accounting period as are prepared by the Company and the Subsidiaries consistent with past practice.

          4.03 Public Announcements. Buyer, on the one hand, and
Seller, on the other hand, agree that they will consult with each other before issuing any press releases or otherwise making any public statements with respect to this Agreement or the transac-

tions contemplated hereby and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or any listing agreements with a national securities exchange.

          4.04  HSR Act.    Buyer and Seller agree that as of
11:59
p.m. July 1, 1994 the waiting period under the HSR Act expired.

          4.05 Other Action. Each of the parties hereto shall use its best efforts to cause the fulfillment at the earliest practi-

cable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

          4.06 Consents and Best Efforts. (a) Subject to the terms and conditions herein provided, the parties hereto agree to use their respective best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this
Agreement. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this
Agreement, the proper officers and directors of each party to this
Agreement shall, at the expense of the requesting party, take all such necessary action and will execute any additional instruments necessary to consummate the transactions contemplated hereby.

                (b)  Buyer and Seller shall, and Seller shall
cause
the Company and Scrivner to, as soon as practicable, commence to use their respective best efforts required to (i) obtain all waivers, consents, estoppel certificates (as requested), approvals and agreements of, and to give all notices and make all other filings with, any third parties, including governmental authorities, necessary and appropriate to authorize, approve or permit the transaction contemplated by this Agreement and (ii) defend and cooperate with each other in defending any lawsuits, including appeals, whether individual or administrative and whether brought derivatively or on behalf of third parties (including governmental agencies or officials) challenging this Agreement or
the consummation of the transactions contemplated hereby.    The
Buyer will furnish to the Seller, and the Seller will furnish to the Buyer, such necessary information and reasonable assistance as
Seller, or Buyer, as the case may be, may request in connection with its or their preparation of all necessary filings with any third parties, including governmental authorities. The Buyer will furnish to the Seller, and the Seller will furnish to the Buyer, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Buyer, or the Seller or Buyer, or any of their respective representatives, on the one hand, and any governmental agency or authority, on the other hand, with respect to this Agreement.

                (c) Prior to the Closing Date, the Seller and the
Buyer shall each use its respective best efforts to obtain the consent or approval of each person whose consent or approval shall be required in order to permit the Seller and the Buyer, as the case may be, to consummate the transaction contemplated by this Agreement, including, without limitation, consents or waivers from the third parties identified on Schedule 2.03 hereof.

                (d) Upon the terms and subject to the conditions contained herein, each of the parties hereto covenants and agrees to use its best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby.

                (e) Notwithstanding anything to the contrary contained herein, neither Seller nor Buyer shall be required to expend any significant sum of money or suffer a significant economic detriment in the fulfillment of its respective obligations under this Section 4.06.

          4.07 Indebtedness. Seller will take such actions as are necessary to insure that, as of the Closing Date, the Company and the Subsidiaries will not have Funded Debt in excess of the amount set forth in Section 6.04 of this Agreement provided, however, that
Funded Debt may exceed the amount set forth in Section 6.04 by ten
(10) percent (%) if such excess is the result of and has been used by the Company or its Subsidiaries to purchase inventory as described in Section 2.09 necessary and requisite for the business operation of the Company and its Subsidiaries. Seller further agrees to notify Buyer as soon as it shall become evident that the
Funded Debt will exceed the amount set forth in Section 6.04 and the amount of such excess.

          4.08 Confidentiality. Seller acknowledges that Buyer would be irreparably damaged if confidential information about the business of the Company or the Subsidiaries were disclosed to or utilized on behalf of any person, firm, corporation or other business organization which is in competition in any material respect with any line or lines of business of the Company or any of the Subsidiaries. Seller covenants and agrees that it will not and will cause its agents, affiliates, investment bankers and legal advisors (collectively, the "Seller's Representatives") not to, at any time, without the prior written consent of Buyer, use or disclose any such confidential information, except to Buyer's Representatives or Buyer's Banks, for a period of two (2) years from the Closing in the same manner and to the same extent Buyer and Buyer's Representatives are restricted from disclosing "Evaluation Material" in the Confidentiality Agreement the terms, provisions, restrictions and exceptions of which are incorporated herein by reference.

          4.09  Satisfaction of Certain Obligations.

                (a)  Buyer shall provide funds sufficient to
cause
the Company and Scrivner, contemporaneously with the Closing, to satisfy in full (i) such of the Company's and Scrivner's Funded Debt and other obligations as Buyer shall provide in writing to Seller two (2) Business Days prior to Closing, and (ii) the fees and expenses of the Company in connection with the transaction contemplated hereby, including the fees of J.P. Morgan in the sum of $4,950,000 (less the $675,000 of such fees previously paid prior to the date hereof) and J.P. Morgan's reasonable out of pocket expenses.

                (b) It is understood and agreed by Seller and Buyer that any prepayment or other penalty obligation incurred in respect of the Senior Notes due 2001 (Series A), the Senior Notes due 2001 (Series B) and the Senior Subordinated Notes due 2001 by Scrivner to The Prudential Insurance Company of America and certain other institutional holders in connection with or resulting from the transaction contemplated hereby will be for the account of Buyer if such transaction is consummated.

                (c)  It is further understood and agreed by
Seller
and Buyer that any prepayment or other penalty obligation incurred with respect to the consummation of the transaction contemplated hereby or as the result of the prepayment by the Company or Scrivner with funds provided by Buyer as contemplated by Section 4.09(a) under (i) the term bank loan with Bayerische Hypotheken-und-Wechsel Bank Aktiengesellschaft, New York Branch, (ii) the term bank loan with Norddeutsche Landesbank Girozentrale, and (iii) any other obligations for borrowed money under which a LIBOR tranche that has a maturity subsequent to the Closing of the transaction described herein shall be for the account of Seller and shall be paid by Seller to Scrivner prior to Closing.

                (d) Seller covenants and agrees that prior to Closing it will obtain a waiver from NationsBank of Texas, N.A. with respect to acceleration of the notes purchased by it from Scrivner under Scrivner's Note Purchase Program and resulting from the transactions contemplated by this Agreement.

          4.10 Notification of Certain Matters. The Seller and the Company shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller and the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the notifying parties contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date, and (ii) any material failure of the Company, Buyer or Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by the notifying parties hereunder. Any matters discovered by Buyer in the course of its due diligence review or disclosed to Buyer by Seller other than through this Agreement or in a Schedule, will not be deemed to cure any breach of any representation or warranty made in this Agreement whether made herein or at Closing. For all purposes (including but not limited to Seller's indemnification obligations under Article VIII hereof) the accuracy of the representations and warranties made by Seller in this Agreement shall be determined by reference to this Agreement and the Schedules.

          4.11 Environmental Matters. Seller shall cause to be conducted Phase I Environmental Assessments ("Assessments") at the distribution centers, convenience store locations and other locations listed on Exhibit B annexed hereto and made a part hereof
(the "Environmental Assessment Sites" or "Sites") in accordance with the specifications attached to Exhibit B as Appendix I (the "Specifications"). The Assessments will be performed by DPRA Incorporated, St. Paul, MN 55101 ("DPRA") and Environmental Materials, Inc., Dallas, Texas 75240 ("EMI") and will include at least one hand augured soil core sample from each Environmental Assessment Site where an underground storage tank exists and other surface and subsurface soil and ground water samplings requested by
Buyer. DPRA will be responsible for the Assessments at the convenience store Sites and some distribution centers and EMI will be responsible for the Assessments at the remaining distribution center Sites and other Sites set forth on Exhibit B. Seller shall deliver to Buyer a report of each Environmental Assessment Site (the "Reports") listed on Exhibit B as required by and described in the Specifications on or before five (5) Business Days prior to the
Closing.  Each Report shall be addressed to Seller and Buyer.

          4.12 Funded Debt. Seller shall cause the Company to use its best efforts to assist Buyer with the negotiations toward the prepayment at Closing of the Funded Debt and the other obligations listed on Schedule 2.05B selected by Buyer.

          4.13 Release of Indemnity Obligations. Seller covenants and agrees, on or prior to the Closing, to execute and deliver to the Company, for the benefit of the Company and each Subsidiary, a general release and discharge, in form and substance satisfactory to Buyer releasing and discharging the Company and each Subsidiary from any and all obligations to indemnify Seller or otherwise hold it harmless pursuant to any agreement or other arrangement entered into prior to the Closing.

          4.14 Liability Under the Multiemployer Plans. To the extent requested by Buyer, Seller shall use its reasonable best efforts to obtain from the relevant plan sponsors and the Multiemp-

loyer Plans and provide Buyer with a list of the amount of liability of the Company and its Subsidiaries under any Multiemplo-

yer Plan as defined in Section 2.14 hereof at least two (2)
Business days prior to Closing.

          4.15 Insurance. At the time of Closing, all insurance policies described in Schedule 2.13 shall be outstanding and duly in force and effect unless the failure to maintain such policies or any of them is not within the control of the Company or one or more of the Subsidiaries.

          4.16 Change of Name. From and after the Closing, neither Buyer, the Company nor any of their Subsidiaries or affiliates will use the name "Haniel", or any confusingly similar name, in any business conducted by any of them, without the prior written consent of Seller, and in furtherance thereof, Seller shall, as of the Closing Date cause an amendment to the Company's or any Subsidiary's Certificate (Articles) of Incorporation to become effective changing the name of the Company or the Subsidiary to delete the name "Haniel" and Buyer shall, as soon after the Closing Date as shall be practicable but in no event later than fifteen (15) days following the Closing, remove, strike over or otherwise obliterate all references to the name "Haniel" from all materials constituting the property or assets of Buyer, the Company or any Subsidiary or affiliate, including, without limitation, any business cards, schedules, stationery, displays, signs, advertising material, manuals, forms and other materials, if such materials are distributed or made available or proposed to be distributed or made available to third parties.

          4.17 Tax Records. With respect to the Company, any Subsidiary, any partnership or joint venture of which the Company or any Subsidiary is a member, or any trust of which the Company or any Subsidiary has a beneficial interest, the Company shall maintain in its possession or control through the Closing: (i) correct and complete copies of all Tax Returns, examination reports, and statements of proposed adjustments or deficiencies assessed against or agreed to by the Company or any Subsidiary relating to any period for which the statute of limitations for assessment of Taxes has not expired prior to Closing; (ii) a true and complete copy of any tax-sharing or allocation agreement or arrangement involving the Company or any Subsidiary and a true and complete description of any such unwritten or informal agreement or arrangement; (iii) depreciation schedules describing with reason-

able specificity the historical cost or other basis, adjusted tax basis, depreciation method and accumulated depreciation of all assets and properties of the Company and any Subsidiary as of the most recent practical date, including, to the extent available, the adjusted tax basis of the Company in each Subsidiary in its stock (or the amount of any excess loss account); and (iv) to the extent available, complete and correct copies of all pro forma federal income Tax Returns of the Subsidiaries, prepared in connection with the Company's or any other consolidated federal income Tax Return, accompanied by a schedule reconciling the items in the pro forma Tax Return to the items as included in the consolidated Tax Return for all taxable years for which the statute of limitations for assessment of Taxes has not expired prior to Closing.

          4.18 Fairness Opinion. Simultaneously upon the execution of this Agreement, Merrill Lynch, Pierce, Fenner and Smith Incorporated has delivered to Buyer a fairness opinion to the effect that the Purchase Price plus the Funded Debt (including the additional amount, if any, described in Section 4.07) plus the prepayment of penalties or other penalty payments with respect to certain senior notes of Scrivner, to be paid or assumed by Buyer through the acquisition of the equity capital stock of the Company is fair to the Buyer from a financial point of view.



                                 ARTICLE V

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

          The respective obligations of Buyer and Seller hereunder are subject to the fulfillment, prior to the Closing, of each of the following conditions, neither of which may be waived:

          5.01 HSR Act. All waiting periods applicable to this Agreement and the transactions contemplated hereby under the HSR
Act shall have expired which Seller and Buyer recognizes has occurred effective as of 11:59 p.m., July 1, 1994.

          5.02 No Injunction or Litigation. There shall not be in effect on the Closing Date any judgment, order, injunction or decree of any court enjoining, prohibiting or otherwise making illegal consummation of the transaction (or any material portion thereof) contemplated by this Agreement or any pending litigation with respect to which there is a substantial likelihood that such litigation could have a material adverse effect on the business, operation or financial position of any of Seller, Buyer or the Company and its Subsidiaries taken as a whole.


                                ARTICLE VI

                    CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Buyer):

          6.01  Representations and Warranties.  The representa-

tions and warranties made by Seller in this Agreement and the statements of Seller contained in the Schedules, or in any other agreement, instrument or certificate delivered by Seller pursuant to this Agreement which are made subject to the qualification that they are true and correct in all material respects, shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing Date, and all other representations and warranties made by Seller shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          6.02 Performance. Seller shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to be so performed or complied with by Seller prior to or at the Closing.

          6.03 Consents. Buyer shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 2.03, all of which shall be in form and substance satisfactory to Buyer and shall continue to be in full force and effect, unless the failure to obtain such consent, approval, authorization or order, other than those listed on
Schedule 2.03, would not have a materially adverse effect on the Company and the Subsidiaries taken as a whole or would not prevent or materially delay consummation of the transactions contemplated hereby.

          6.04 Funded Debt. As of the Closing, subject to the exception set forth in Section 4.07, Funded Debt shall not exceed the total sum of $662 million.

          6.05 Officers' Certificates. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by two (2) members of managing board of Seller, certifying as to the fulfillment of the conditions set forth in Sections 6.01,
6.02, 6.03 and 6.04 hereof.

          6.06 Opinions of Counsel to Seller. Buyer shall have received an opinion of Milbank Tweed Hadley & McCloy, special United States counsel to Seller, an opinion from Martin von Gehren, inhouse legal counsel to Seller, an opinion from James V. Barwick,
Vice President, General Counsel and Secretary of Scrivner, an opinion from counsel to the Bank regarding the Letter of Credit and an opinion or opinions from counsel to the general partnerships described on Schedule 2.01, each dated the Closing Date, in the form of Exhibits C-1, C-2, C-3, C-4 and C-5 respectively, annexed hereto.

          6.07 Resolutions of Seller. Buyer shall have received a true and complete copy, certified by the Chairman of the Supervisory Board of Seller, of the resolutions duly and validly adopted by the Supervisory Board of Seller evidencing its authori-

zation of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          6.08 Incumbency Certificate of Seller. Buyer shall have received a duly notarized certified excerpt of the Commercial Register of the District Court of Duisburg, Germany certifying the names of the persons authorized to sign this Agreement and the other documents to be delivered hereunder on behalf of Seller and appropriate evidence of the signatures of all persons signing documents on behalf of Seller and delivered hereunder.

          6.09 Seller's Obligations. Seller shall have provided Buyer evidence reasonably satisfactory to Buyer that Seller has complied with the provisions of Sections 4.09 (c)(i) and (ii) and 4.09(d) hereof and that Seller has appointed CT Corporation as its service agent in accordance with Section 10.03 hereof.

          6.10  Environmental Matters.  Seller shall have
delivered
to Buyer the Reports described in Section 4.11 hereof and the Reports shall not have revealed the existence or reasonably suspected existence of any fact that would render the representations and warranties contained in Sections 2.19 and 2.25 hereof untrue.

          6.11 Resignations of Directors. Buyer shall have received the resignations, effective as of the Closing, of all the directors and officers of the Company and each Subsidiary which is a corporation, except for such persons as shall have been designat-

ed in writing prior to the Closing by Buyer to Seller. Buyer agrees that such resignations will not prejudice such director's or officer's rights under any written employment agreement disclosed to Buyer under this Agreement.

          6.12 Organizational Documents. Buyer shall have received a copy of (i) the Certificates of Incorporation, as amended (or similar organizational documents), of the Company and of each Subsidiary which is a corporation, certified by the secretary of state of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than five Business Days prior to the Closing Date (unless available only at an earlier date) and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing
Date, stating that no amendments have been made to such Certificate of Incorporation (or similar organizational documents) since such date, and (ii) the Bylaws (or similar organizational documents) of the Company and of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity.

          6.13 Minute Books. Buyer shall have received a copy of the minute books and stock register of the Company and each Subsidiary which is a corporation, certified by their respective Secretaries or Assistant Secretaries as of the Closing Date and all of the issued and outstanding shares of capital stock of the Company and the Subsidiaries as reflected in Schedule 2.01.

          6.14 Affidavit. Buyer shall have received an affidavit from the Seller and an affidavit from the Company (which complies with Section 1445(b)(3) of the Code), stating that the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the
Code.

          6.15 Good Standing; Qualification To Do Business. Buyer shall have received good standing certificates for the Company and for each Subsidiary which is a corporation from the secretary of state of the jurisdiction of its incorporation and from each jurisdiction in which each such entity is duly licensed or qualified to do business as a foreign corporation, and in each jurisdiction wherein the character of the assets or properties make such licensing or qualification to do business necessary, except where failure to be so qualified would not have a material adverse effect on the business, financial position and results of opera-

tions of the Company and Major Subsidiaries taken as a whole, in each case dated as of a date as close as practicable prior to the Closing date.

          6.16 Release of Indemnity Obligations. Buyer shall have received the general release and discharge from Seller referred to in Section 4.13 in form and substance satisfactory to Buyer in its sole and absolute discretion.

          6.17 Letter of Credit. Seller shall have caused the Letter of Credit (Exhibit A) to be issued and delivered to Buyer.

          6.18 Documents. All documents to be delivered by Seller to Buyer at the Closing shall be in form and substance reasonably satisfactory to Buyer.

          6.19 No Material Adverse Change. Since the date of this
Agreement, there shall not have occurred a material adverse change in the business, operations or financial position of the Company and the Subsidiaries taken as a whole, other than those occurring as a result of general economic conditions or other developments which are not unique to the Company or the Subsidiaries but also affect other persons who are engaged in the lines of business in which the Company and the Subsidiaries are engaged.

          6.20  NationsBank Waiver.  The waiver described in
Section 4.09(d) shall be in full force and effect.

          6.21 Employment Agreement. Simultaneously with the Closing the Cancellation Agreement between Jerry D. Metcalf, Chairman and Chief Executive Officer of Scrivner and Scrivner of even date with the Agreement shall be in full force and effect and shall have closed in accordance with the terms and provisions thereof.

          6.22  The Trust.  The Trust Agreement dated July 1,
1981,
among the Company, Seller and the trustees named therein (the "Trust") shall have been terminated and all of the outstanding shares of capital stock of the Company shall have been issued to Buyer, free and clear of the Trust.

          6.23 Scrivner Shares. Buyer and Seller shall have received a letter of indemnification from First Chicago Trust Company of New York agreeing to defend, indemnify and hold the Company, the Seller and Scrivner harmless from and against any and all claims and demands, costs, damages and expenses (including reasonable attorney's fee), which may, at any time, be made against any of them directly relating to the loss or destruction of the original stock certificate representing 17,200 shares of Scrivner,
Inc. Class B Common Stock.


                                ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Seller):

          7.01  Representations and Warranties.  The representa-

tions and warranties made by Buyer in this Agreement, and the statements of Buyer contained in any agreement, instrument or certificate delivered by Buyer pursuant to this Agreement which are made subject to the qualification that they are true and correct in all material respects, shall be true and correct when made and at and as of the Closing Date as though made at and as of the Closing
Date, and all other representations and warranties made by Buyer shall be true and correct in all material respects when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date.

          7.02 Performance. Buyer shall have performed and complied with, in all material respects, all agreements, covenants, obligations and conditions required by this Agreement to so be performed or complied with by it prior to or at the Closing.

          7.03 Officers' Certificates. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by Buyer's Chairman, President and CEO or Vice Chairman, or one of its
Executive or Senior Vice Presidents and Secretary, certifying as to the fulfillment of the conditions set forth in Sections 7.01 and
7.02 hereof.

          7.04 Opinion of Counsel to Buyer. Seller shall have received an opinion of McAfee & Taft A Professional Corporation, counsel to Buyer, dated the Closing Date, in the form of Exhibit
D
annexed hereto.

          7.05 Consents. Seller shall have received copies of all consents, approvals, authorizations and orders necessary to consummate the transactions contemplated hereby, including those listed in Schedule 2.03, all of which shall be in form and substance satisfactory to Seller and shall continue to be in full force and effect; provided, however, that the failure to obtain any such consent, approval, authorization or order shall not be a condition to Seller's obligations hereunder unless Seller has used its best efforts to obtain such consent, approval, authorization or order.

          7.06 Documents. All documents to be delivered by Buyer to Seller at the Closing shall be in form and substance reasonably satisfactory to Seller.

          7.07 Resolutions of Buyer. Seller shall have received a true and complete copy, certified by the Secretary or an Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authori-

zation of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

          7.08 Incumbency Certificate of Buyer. Seller shall have received a certificate of the Secretary or an Assistant Secretary of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

          7.09  NationsBank Waiver.  The waiver described in
Section 4.09(d) shall be in full force and effect.

          7.10 Scrivner Shares. Buyer and Seller shall have received a letter of indemnification from First Chicago Trust Company of New York agreeing to defend, indemnify and hold the Company, the Seller and Scrivner harmless from and against any and all claims and demands, costs, damages and expenses (including reasonable attorney's fee), which may, at any time, be made against any of them directly relating to the loss or destruction of the original stock certificate representing 17,200 shares of Scrivner,
Inc. Class B Common Stock.


                               ARTICLE VIII

               SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          8.01  Survival of Representations.  Subject to Section
8.04 hereof, the representations and warranties made by Seller contained in this Agreement (the "Surviving Seller Representa-

tions") and the representations and warranties made by Buyer contained in this Agreement (the "Surviving Buyer Representations") and the covenants and agreements of each of Seller and Buyer (the "Seller's Agreements" and the "Buyer's Agreements" respectively) set forth in Article IV of this Agreement, shall survive the Closing and any investigation at any time made by or on behalf of any party. The representations and warranties herein shall be deemed to be remade as of the Closing, as if made on the date thereof.

          8.02 Statements as Representations. All statements contained in this Agreement, the Schedules, or any other agreement, instrument or certificate delivered pursuant hereto, shall be deemed representations and warranties for all purposes of this Agreement, including, without limitation, the references to representations and warranties in Sections 6.01 and 7.01 hereof.

          8.03 Agreement to Indemnify. (a) Subject to the terms and conditions of this Article VIII, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its subsidiaries (of which it owns directly or through subsidiaries, 50% or more of
(x)
the stock of any class having power under ordinary circumstances to vote for the election of directors or (y) the capital, right to profits or equity, however named), and each officer and director of
Buyer, and their successors and assigns (collectively, the "Buyer Group"), from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys', accountants' and consultants' fees and expenses of any nature whatsoever (but excluding consequential damages) (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by any member of the Buyer Group, by reason of or resulting from a breach of any Surviving Seller Representation or any Seller Agreement; (collectively, the "Buyer's Claims").

                (b)  Subject to the terms and conditions of this
Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless Seller and its subsidiaries, and each officer and director of Seller or of any of its subsidiaries (of which it owns directly or through subsidiaries, 50% or more of (x) the stock of any class having power under ordinary circumstances to vote for the election of directors or (y) the capital, right to profits or equity, however named) and their successors and assigns (collectively, the
"Seller Group"), from and against all Damages, asserted against, resulting to, imposed upon or incurred by any member of the Seller
Group, by reason of or resulting from a breach of any Surviving Buyer Representation or any Buyer Agreement (collectively, the "Seller Claims").

          8.04 Limitation of Liability. The obligations and liabilities of Seller with respect to Buyer Claims under Section
8.03 hereof to the Buyer Group and Buyer with respect to Seller Claims under Section 8.03 hereof to the Seller Group shall be subject to the following limitations:

                (a) No indemnification shall be required to be made by Seller under this Article VIII with respect to any Buyer's
Claims, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Buyer Group exceeds $2 million (the "Seller's Cushion"). Notwithstanding the foregoing, Seller shall not have any liability under this Section 8.04(a) for any single loss resulting in Damages of less than $75,000 ("De Minimis Losses") provided, however, Damages arising directly or indirectly from a breach of any covenant, representa-

tion or warranty contained in Sections 2.01, 2.07, 2.14, 4.09(c) and 4.09(d) shall not be subject to the provision for De Minimis Losses or Seller's Cushion (the "Excluded Damages") and Seller shall, subject to Section 8.04(g), be required to indemnify the Buyer Group in full for all Excluded Damages pursuant to this
Article VIII.

                (b) No indemnification shall be required to be made by Buyer under this Article VIII with respect to any Seller's
Claims, except to the extent that the aggregate amount of Damages with respect to all such claims incurred by the Seller group exceeds $2 million (the "Buyer's Cushion"). Notwithstanding the foregoing, Buyer shall not have any liability under this Section 8.04(b) for any De Minimis Losses.

                (c) Seller shall be obligated to indemnify the Buyer Group only for those Buyer's Claims as to which the Buyer Group has given Seller written notice thereof on or prior to eighteen (18) months following the Closing (subject to Section 8.04(h) below, whether or not such Buyer's Claims have then actually been sustained), except those Buyer's Claims relating to the covenants, representations, warranties and agreements set forth in Sections 2.14 and 2.19 hereof as to which the Buyer Group has given written notice thereof on or prior to three (3) years following the Closing and except those Buyer's Claims relating to the covenants, representations, warranties and agreements contained in Sections 2.01 and 2.07 hereof as to which the Buyer Group has given Seller written notice thereof on or prior to the expiration of the applicable statute of limitation.

                (d) Buyer shall be obligated to indemnify the Seller Group only for the Seller's Claims, as to which the Seller Group has given Buyer written notice thereof prior to eighteen
(18)
months following the Closing (subject to Section 8.04(h) below, whether or not such Seller Claims have actually been sustained).

                (e) The amount of Damages any party is required to pay to indemnify any other party pursuant to Section 8.03 as a result of any Buyer's Claim or Seller's Claim shall be reduced to the extent of any amounts actually received by the party seeking indemnification after the Closing Date pursuant to the terms of the insurance policies or other contractual arrangements (if any) covering such claim which the party seeking indemnification shall in good faith seek to collect (without the requirement that it resort to litigation or undue expense) before seeking to obtain payment from the indemnifying party.

                (f) The amount of Damages payable by the Seller pursuant to Section 8.03 as a result of any Buyer's Claim shall
(i)
be reduced by the amount of any tax benefit actually realized by any member of the Buyer Group as a result of such Buyer's Claim, and (ii) to the extent required in accordance with applicable law, be reported as an adjustment to the Purchase Price, but, to the extent required by law to be reported as taxable income by the Buyer, the reduced amount (referred to in clause (i) hereof) shall be increased by the amount of any Taxes actually payable by any member of the Buyer Group as a result of Seller's payment of Damages for such Buyer's Claim.

                (g) No indemnification shall be required to be made by Seller under this Article VIII to the extent the aggregate amount of Damages incurred by the Buyer Group exceeds $30 million, except for indemnification for Buyer's Claims relating to the covenants, representations, warranties and agreements contained in
Section 2.01 and Section 2.07(b)(v), hereof with respect to which there shall be no limitation.

                (h) No payment shall be required to be made by any party under this Article VIII with respect to any claim for indemnification hereunder unless written notice of such claim, setting forth in reasonable detail the specific facts and circumstances which the party seeking indemnity believes in good faith have resulted or can reasonably be expected to result in a valid claim for indemnification under this Article VIII, shall have been delivered to the party from whom indemnification is sought as soon as practicable following the time that the indemnified party discovered such claim, and in any event prior to the termination of the applicable period set forth in Sections 8.04(c) or (d) above.

                (i) No indemnification shall be required to be made by the Seller under this Article VIII for an assessment of Taxes to the extent that: (x) the assessment reduces the "deferred tax liability" or the assessment creates or increases a "deferred tax asset" (as those terms are defined in SFAS 109) but in the case of the deferred tax liability, only to the extent it is included in the reserves and allowances for Taxes required by Section 2.07(e);
(y) the assessment relates to Taxes Paid or payable with respect to
(A) Tax returns not due prior to the Closing for periods ending on or prior to the Closing, or (B) the pre-Closing portion of a tax period commencing before but ending after the Closing, but in the case of (A) or (B) only to the extent that such Taxes represent income taxes (exclusive of penalties for underpayment of estimated income taxes) attributable to taxable income that is derived from 1994 earnings determined in accordance with GAAP; or (z) the aggregate after-tax cost of assessments of Taxes, increased by the after-tax cost of any reasonable expenses and fees paid to attorneys and accountants, incurred with respect to such assess-

ments of Taxes, after reduction for $7,175,400 paid to the Internal
Revenue Service prior to Closing with respect to the 1983 through 1987 tax periods and exclusive of any assessments of Taxes described in clauses (x) and (y) of this Section 8.04(i), is less than or equal to $10,854,739, increased by the amount of any overpayments reflected in the 1993 income tax returns filed subsequent to Closing.

          8.05 Conditions of Indemnification. The obligations and liabilities of Seller to indemnify the Buyer Group and Buyer to indemnify the Seller Group under Section 8.03 hereof with respect to Buyer's Claims and Seller's Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                (a)  The indemnified party shall give the
indemni-

fying party prompt notice of any such claim, and the indemnifying party shall undertake the defense, compromise or settlement thereof by representatives of its own choosing reasonably satisfactory to the indemnified party, provided that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within ten (10) Business Days after notice of any such claim, fails to commence the defense of such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of indemnifying party; provided that the failure by the indemnifying party to undertake the defense of any such claim shall not be deemed an admission that such party has an obligation to indemnify the indemnified party pursuant to Section 8.03; provided that the indemnified party shall not settle any such claim as to which the indemnifying party has failed to undertake the defense thereof without the consent of the indemnifying party, the consent shall not be unreasonably withheld or delayed, unless the indemnified party waives its rights under Section 8.03 with respect to such claim.

                (b)  Anything in this Section 8.05 to the
contrary
notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment (x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party and (iii) the indemnified party shall have the right, at its own cost and expense, to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit any liability that may arise from the damages portion of such claim.

          8.06 Security for Seller's Indemnification. As security for performance of its indemnification obligations under this
Article VIII, Seller shall deliver the Letter of Credit (Exhibit
A)
in the initial amount of $30 million issued by the Bank naming Buyer as beneficiary. Buyer, on behalf of itself or any member of the Buyer Group shall be able to draw on the Letter of Credit (i) in an amount equal to the amount of any final nonappealable judgment obtained by Buyer or any member of the Buyer Group against
Seller on claims for Damages recoverable in accordance with this
Article VIII or (ii) with the written consent of Seller. The Letter of Credit shall be for a term of three (3) years plus an additional period of time that the Buyer Group or any member thereof (a "Claimant") is pursuing to final judgment in good faith any Buyer's Claim of which Seller has been given written notice in accordance with Sections 8.04(c) and 8.04(h) prior to the end of such three (3) year period (a "Contested Claim"). If the Bank elects not to extend the Letter of Credit beyond the additional one
(1) year period or beyond any six (6) month extension as described in the Letter of Credit and provides Buyer and Seller with the Termination Notice as provided for therein, and provided that the Claimant continues to pursue such Contested Claims to final judgment in good faith, Seller shall either (a) deliver to Buyer a replacement letter of credit issued by the Bank or another bank reasonably acceptable to Buyer in an initial amount equal to the amount then available to be drawn under the Letter of Credit in respect of such Contested Claims and which contains such other terms as are consistent with those then in effect under the Letter of Credit, or (b) deposit with an escrow agent, pursuant to an escrow agreement, reasonably acceptable to Buyer and Seller an amount equal to the amount then available to be drawn under the Letter of Credit in respect of such Contested Claims on terms reasonably satisfactory to Buyer and Seller; provided, however, that if Seller fails within twenty (20) days prior to the expira-

tion of the Letter of Credit to either (x) provide Buyer with a replacement letter of credit as described herein or (y) establish an escrow as described herein, Buyer shall be entitled to draw on the Letter of Credit to the extent of any Contested Claims prior to the expiry date thereof, in which event Buyer shall forthwith deposit such funds with an escrow agent, pursuant to an escrow agreement, reasonably acceptable to Buyer and Seller to be held and administered pending final resolution of all Contested Claims.

          8.07  Officers' and Directors' Insurance; Indemnificat-

ion.

                (a)  For a period of four (4) years from and
after
the Closing Date Buyer shall, or shall cause the Company and Scrivner to, indemnify and hold harmless each present and former director and officer of the Company and the Subsidiaries (the "Indemnified Parties") against any expenses (including attorneys'
fees), judgments, fines and amounts paid in settlement actually and reasonable incurred by such Indemnified Party in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative to which each Indemnified Party was made, or threatened to be made, a party by reason of the fact that such Indemnified Party was or is a director, officer, employee or agent of the Company or a Subsid-

iary, or was serving at the request of the Company or a Subsidiary as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise and which arises out of or pertains to any action or omission occurring prior to the Closing Date (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agree-

ment) to the full extent permitted under the Delaware Law (and each person will be advanced expenses to the full extent so permitted);
provided, that any determination required to be made with respect to whether an Indemnified Party's conduct complied with the standards set forth in the Delaware Law shall be made by indepen-

dent counsel selected by such Indemnified Party and reasonably satisfactory to the Buyer (which shall pay such counsel's fees and expenses). In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Closing Date, (a) the Indemnified Parties may retain counsel satisfactory to them and the Company and the Buyer, (b) Buyer shall, or shall cause the Company and Scrivner to, pay all fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (c) Buyer shall cause the Company or Scrivner to use its best efforts to assist in the defense of any such matter, provided, that neither the Company nor the Buyer shall be liable for any such settlement effected without their written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 8.07 upon learning of any such claim, action, suit proceeding or investigation, shall notify the Company, Scrivner or the Buyer thereof and shall deliver to the Company, Scrivner or the Buyer an undertaking to repay any amounts advanced pursuant thereto in the event a court of competent jurisdiction shall ultimately determine, after exhaustion of all avenues of appeal, that such Indemnified Party was not entitled to indemnification under this Section. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

                (b) For four (4) years after the Closing Date, the
Buyer shall use its best efforts to provide officers' and direc-

tors' liability insurance covering the Indemnified Parties who are currently covered by the Company's Officers' and directors' liability insurance policy (a copy of which has heretofore been delivered to Buyer) on terms substantially similar to those of such policy in terms of coverage and amounts.

                (c)  This Section 8.07 shall survive the
consumma-

tion of the transactions contemplated by this Agreement. Subject to Delaware Law, the Certificate of Incorporation and Bylaws of the
Company shall not be amended in a manner which adversely affects the rights of the Indemnified Parties under this Section 8.07.

          8.08 Remedies Exclusive. Except for the remedy of specific performance and except as otherwise provided herein, the remedies provided herein shall be exclusive and shall preclude the assertion by either party hereto of any other rights or the seeking of any other remedies against the other party hereto.


                                ARTICLE IX

                     TERMINATION; AMENDMENT AND WAIVER

          9.01 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                (a)  By mutual written agreement of Buyer and
Seller:

                (b) By either Buyer or Seller if the Closing shall not have occurred on or before August 31, 1994, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate the Agreement pursuant to this Section;
or

                (c)  If a United States court of competent
jurisdiction shall permanently enjoin the consummation of the transactions contemplated hereby and such injunction shall be final and nonappealable.

          9.02  Effect of Termination.  In the event of
termination
of this Agreement as provided above, this Agreement shall
forthwith
become void and there shall be no liability on the part of any party hereto (or any of their respective officers or directors), except based upon obligations set forth in Sections 10.01 and 10.02 hereof and the confidentiality provisions of Section 4.02(a). Nothing contained in this Section 9.02 shall relieve any party from liability for any breach of this Agreement.

          9.03 Amendment, Extension and Waiver. Buyer and Seller may amend this Agreement at any time by an instrument in writing signed on behalf of such parties. Any agreement on the part of a party hereto to any waiver of compliance with any of the agreements or conditions contained herein shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.


                                 ARTICLE X

                               MISCELLANEOUS

          10.01 Commissions. Buyer, on the one hand, and Seller, on the other hand, represent and warrant that there are no known claims for brokerage commissions or finder's fees in connection with the transactions contemplated by this Agreement except as set forth in this Agreement.

          10.02 Expenses; Taxes. Buyer, on the one hand, and the
Company on behalf of the Seller, on the other hand, will pay all fees and expenses incurred by it in connection with this Agree-

ment. All sales and transfer taxes and fees (including all sales, transfers, stamp, real estate transfer and recording fees, if any)
incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Company and the Company shall file all necessary documentation with respect to such taxes and make all payments on a timely basis. All gains and similar taxes incurred as a result of the sale of the Shares contemplated hereby shall be borne by the Seller.

          10.03 Governing Law; Submission to Jurisdiction, Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF SELLER AND BUYER HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF
THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK CITY FOR PURPOSES OF ALL LEGAL PROCEEDINGS
ARISING OUT OF OR RELATING TO THIS AGREEMENT; PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION AND SHALL NOT BE DEEMED TO BE A GENERAL
SUBMISSION TO THE JURISDICTION OF SAID COURTS OR IN THE STATE OF NEW YORK OTHER THAN FOR SUCH PURPOSE. EACH OF SELLER AND BUYER IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EITHER OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH COURT AND ANY CONTENTION THAT ANY SUCH PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY
LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR
TO
THE TRANSACTIONS CONTEMPLATED HEREBY.

          At or before the Closing, Seller shall appoint the CT Corporation System, 1633 Broadway, New York, New York 10019 (the "CT Corporation") as its service agent for the purpose of accepting service of process on Seller for all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Such appointment of the CT Corporation by Seller shall be irrevocable until the later of (i) the third anniversary of the Closing Date or (ii) the expiration of the Letter of Credit (in either event, the "Appointment Period"). The expense of the appointment of CT Corporation for the entire Appointment Period shall be borne by the Seller and shall be paid in advance.
Seller
further agrees that in the event Buyer brings legal proceedings against Seller arising out of or relating to this Agreement or the transactions contemplated hereby and obtains service of process on
Seller by serving the CT Corporation, Seller shall not object to such service of process.

          10.04 Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and in the case of Sections 6.11 and 8.07, the directors and officers of the Company referred to therein, and their respective successors and permitted assigns. Neither this Agreement nor any of the rights hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, except that (i) Buyer may assign all or any part of its rights or obligations hereunder to any subsidiary or corporate affiliate of Buyer provided that no such assignment shall relieve Buyer of its obligations hereunder and (ii) Buyer and any assignee described in clause (i) above may grant a security interest in this Agreement to Buyer's Banks.

          10.05 Entire Agreement. This Agreement and the Schedules and the other agreements, instruments and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter, including the Letter of Intent dated May 31, 1994 except that the Confidenti-

ality Agreement shall survive until the Closing. The parties agree that the provisions of Section 4.08 shall survive for a period of two (2) years following the Closing.

          10.06 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

          10.07 Notices. All notices, claims, certificates, requests, demands and other communications hereunder will be in writing (whether by letter, telecopy, telex or other commercially reasonable means of written communication) and will be deemed to have been duly given upon receipt as follows:

                 (a)  If to Buyer:

                      Fleming Companies, Inc.
                      6301 Waterford Blvd.
                      P.0. Box 26647
                      Oklahoma City, Oklahoma 73126

                      Attention: R. Randolph Devening,
                      Vice Chairman
                      FAX:  405/840-7266

                 with a copy to:

                      David R. Almond, Esq.
                      Senior Vice President and General Counsel
                      6301 Waterford Boulevard
                      Post Office Box 26647
                      Oklahoma City, Oklahoma 73126
                      FAX:  405/841-8504

                      and

                      McAfee & Taft A Professional Corporation
                      Tenth Floor
                      Two Leadership Square
                      Oklahoma City, Oklahoma 73102

                      Attention: John M. Mee, Esq.
                      FAX:  405/235-0439

                 (b)  If to Seller:

                      Franz Haniel & Cie. GmbH
                      Franz-Haniel-Platz 1
                      D-47119 Duisburg-Ruhrort
                      Federal Republic of Germany

                      Attention: Dr. Ernst Alers
                      FAX: 011-49-203-806-689

                 with a copy to:

                      Milbank, Tweed, Hadley & McCloy
                      One Chase Manhattan Plaza
                      New York, New York  10005

                      Attention:  Robert S. Reder, Esq.
                      FAX:  212/530-5219

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

          10.08 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

          10.09 Specific Performance. Seller and Buyer each acknowledge that Buyer and Seller would not have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that Buyer and Seller each shall be entitled to specific enforcement of the term hereof in addition to any other remedy to which it may be entitled, at law or in equity.

          10.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          10.11  Certain Definitions.  As used in this Agreement:

                 (a) "Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

                 (b)  "Funded Debt" means (i) long term debt
(including the current portion) and (ii) capitalized lease obligations (including the current portion) of the Company and Subsidiaries.

                 (c) "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified
Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circum-

stances as of the date of determination.

                 (d) "Governmental Authorities" shall mean all federal, state, county, municipal and local governments and all departments, commissions, boards, bureaus and offices thereof.

                 (e) "Knowledge" or "to the knowledge of" means in the case of Seller, the Company or the Subsidiaries or any combination of the foregoing, matters known to Jerry D. Metcalf, Bill Bishop, Larry W. Kordisch, Jim Mills, Rudy Comchoc, Leon Halbrook, Tom Arledge, Dave Brumley, Arlyn Larson, Jim Demme, and James V. Barwick and in the case of Buyer, matters known to Robert
E. Stauth, R. Randolph Devening, Gerald G. Austin, E. Stephen Davis, Robert G. Dolan, Jr., David R. Almond, Donald N. Eyler, Robert W. Smith, Stephen G. Mangold, Bill C. Zumwalt and Gary S. Capshaw.

                 (f) "Major Subsidiaries" means Scrivner, Inc., Food Holdings, Inc., Scrivner-Food Holdings, Inc., Gateway Foods, Inc., Scrivner of Kansas, Inc., Scrivner of North Carolina, Inc., Scrivner of Illinois, Inc., Scrivner of New York, Inc., Scrivner of
Iowa, Inc., and Scrivner of Pennsylvania, Inc.

                 (g) "Partnership Interests" means the interests of 109 West Main Street, Inc., Route 219, Inc., Route 16, Inc.,
Route 417, Inc. and Scrivner of Kansas, Inc. in the general partnerships described in Schedule 2.01.

                 (h)  "Permit" has the meaning set forth in
Section
2.25.

                 (i)  "Subsidiaries" means all corporations
including without limitation Scrivner and other entities of which the Company or another Subsidiary of the Company owns 50 percent or more of (x) the stock of any class having power under ordinary circumstances to vote for the election of directors or (y) the capital, right to profits or equity, however named.

          10.12 Cutoff Date The parties agree that for tax and accounting purposes, the cutoff date for the Company and its Subsidiaries shall be the close of business July 9, 1994, notwith-

standing that the representations, warranties and covenants of the parties shall run through the Closing Date.

          10.13 Scrivner Employees. Subsequent to the Closing and in the event Buyer offers employment to any of the employees of the
Company or any of the Subsidiaries, Buyer agrees, to the extent permitted by the Code and the Internal Revenue Service regulations promulgated thereunder, that it will recognize the service of any such hired Company or Subsidiary employee for the purpose of determining eligibility to enter any of Buyer's employee benefit plans (as defined in Section 3(3) of ERISA), and Buyer's vacation and sick pay policies, and for purposes of vesting of benefits under such plans assuming such employee otherwise meets the eligibility requirements for participation, provided, however, in no event shall the recognition of prior service be included for purposes of calculating the amount or level of benefits the employee would be entitled to receive under such benefit plans. Nothing herein contained shall prohibit Buyer at any time in its sole and absolute discretion from amending, modifying or terminat-

ing any benefit plan which it may offer any of such employees of the Company or any of the Subsidiaries. Further, regardless of the provisions of this Section 10.12 or any other provision of this Agreement (except as provided in Section 10.04) there are no third-party beneficiaries of this Agreement. For the purpose of this
Section 10.13, the term "Buyer" shall also include Buyer's subsidiaries.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

                                   FLEMING COMPANIES, INC.

                                   /s/ Robert E. Stauth
                                                       Name:
Robert E. Stauth
                                   Title: Chairman, President and
                                   Chief Executive Officer


                                   FRANZ HANIEL & CIE. GmbH

                                   /s/ Ernst Alers
                                                       Name:
Ernst Alers
                                   Title: Member of the Managing
                                   Board

                                   /s/ Jerry D. Metcalf
                                   Name:  Jerry D. Metcalf
                                   Title: Member of the Managing
                                   Board

                                 EXHIBIT A

                 MORGAN GUARANTY TRUST COMPANY OF NEW YORK




IRREVOCABLE TRANSFERABLE LETTER
OF CREDIT NO.
  , 1994



Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma 73126-0647


Ladies and Gentlemen:

          We hereby establish, at the request and for the account of Franz Haniel & Cie. GmbH ("Franz Haniel"), our Irrevocable
Tran-

sferable Letter of Credit No.              in your favor in the
amount of Thirty Million U.S. Dollars (U.S. $30,000,000).

          We hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions contained herein, in one or more drawings by your draft, payable at sight on a day other than (a) a Saturday or a Sunday, (b) a legal holiday or the equiva-

lent on which banking institutions generally are authorized or required to close in New York, New York, or (c) a day on which the
New York Stock Exchange is closed (a "Business Day"), and accom-

panied by your written and completed certificate signed by you in the form of Annex A attached hereto, an aggregate amount not to exceed the amount of this Letter of Credit set forth above.

          Each draft submitted hereunder shall be dated the date
of
its presentation and shall be presented at our office located at
                                                         , Attn:
                  (or by fax to (   )    -    , Attn:
         ) and shall be signed by one who states therein that he
is
your duly authorized officer or agent. If we receive any of your drafts at such office, together with the required certificate, not
later than 11:00 a.m. (                          time) on a
Business Day prior to the termination hereof, we will honor the same on such Business Day in accordance with your payment instruc-

tions. If we receive any of your Drafts at such office, together with the required certificate, after 11:00 a.m. (
    time) on a Business Day prior to the termination hereof, we will honor the same by the next succeeding Business Day in accordance with your payment instructions. If requested by you, payment under this Letter of Credit may be made by wire transfer of immediately available funds to your account in a bank on the Federal Reserve wire system or by deposit of same day funds into a designated account that you maintain with us.

          Multiple drawings may be made hereunder, provided that
(a) each drawing honored by us hereunder shall pro tanto reduce the amount available under this Letter of Credit, and (b) drawings hereunder honored by us shall not, in the aggregate, exceed the amount set forth above.

          The initial term of this Letter of Credit will expire
at
2:00 p.m, New York, New York, on                       , 1997
(the
"Initial Expiration Date"), unless not more than twenty (20) and not less than ten (10) days before such date (an "Extension Notice
Period") you give us written notice in the form of Annex B attached hereto of each claim under Article VIII of the Stock Purchase Agr-

eement by and between you and Franz Haniel dated            ,
1994
(the "Stock Purchase Agreement") against Franz Haniel (a "Claim") which is being diligently prosecuted. In such event, this Letter of Credit shall automatically be extended for one (1) year from the
Initial Expiration Date (the last day of which shall be referred to as the "Second Expiration Date"). Thereafter, this Letter of Cred-

it shall be extended for successive six (6) month periods (the last day of each such six (6) month period being referred to herein as a "Subsequent Expiration Date"); provided that, during each related
Extension Notice Period, you shall have delivered written notice in the form of Annex C attached hereto identifying each previously identified claim which is still being diligently prosecuted.
Not-

withstanding the foregoing sentence, this Letter of Credit shall not be extended for six (6) month periods if, at least sixty (60) days prior to the Second Expiration Date or the then current
Subse-

quent Expiration Date, as the case may be, we notify you and Franz
Haniel in writing, delivered by facsimile, to be followed by hand, registered mail or courier, to the effect that the expiry date of this Letter of Credit will not be extended (the "Termination No-

tice").

          This Letter of Credit is transferable to any pledgee to which you have granted a security interest in the Stock Purchase Agreement. We shall not be obligated to recognize any transfer of this Letter of Credit until an executed transfer form is filed with us and notice thereof is endorsed by us. You shall not be obligat-

ed to pay any fees or charges to us in connection with any transfer of this Letter of Credit. A form for filing transfer instructions is attached hereto as Annex D.

          We hereby agree with you and the drawers, endorsers, and bona fide holders of all drafts drawn under and in conformity with the terms of this Letter of Credit that such drafts will be duly honored by us upon presentation within the validity period. This Letter of Credit sets forth in full the terms of our undertaking and such undertaking shall not in any way be amended, modified, amplified or limited by reference to any document, instrument or agreement referred to herein or in which this Letter of Credit is referred to or to which this Letter of Credit relates (other than the annexes attached hereto), and any such reference shall not be deemed to incorporate herein by reference any document, instrument or agreement. We hereby waive the right to defer the honor of such drafts presented by you or by any drawer, endorser, or bona fide holder of any such drafts.

          On the day that is eighteen (18) months after the date hereof, the aggregate amount available to be drawn under this Let-

ter of Credit will automatically decrease by an amount equal to $15,000,000 less (i) the sum of the aggregate amount of any draw-

ings on this Letter of Credit paid to you by us and (ii) the amount
of any unpaid Claims as of the last day of such period of which we
have received written notice from you, but in no event more than $15,000,000. On the day that is twenty-four (24) months after the date hereof the amount available to be drawn under this Letter of Credit will automatically decrease by an amount equal to $7,500,000 less (i) the sum of the aggregate amount of any drawings on this Letter of Credit paid to you by us during the prior six (6) month period and (ii) the amount of any unpaid Claims as of the last day of such period of which we have received written notice from you, but in no event more than $7,500,000. On the day that is thirty-six (36) months after the date hereof, the amount available to be drawn under the Letter of Credit will automatically decrease to an amount equal to the aggregate amount of any unpaid Claims as of the last day of such period and of which we have received notice from you during the initial Extension Notice Period. On the Second Expiration Date and each Subsequent Expiration Date the amount which may be drawn under this Letter of Credit shall automatically decrease to an amount equal to the aggregate amount of any remain-

ing unpaid Claims as of the last day of such period and of which we have received notice from you during the related Extension Notice
Period.

          Except as specifically otherwise set forth herein, this Letter of Credit shall be governed by and construed in accordance with the "Uniform Customs and Practice for Documentary Credits" (1993 Revision, International Chamber of Commerce Publication No. 500 (hereinafter, the "Uniform Customs")). This Letter of Credit shall be deemed to be a contract made under the laws of the State of New York and shall, as to matters not governed by the Uniform Customs, be governed by and construed in accordance with the laws of said state.

          Communications to us with respect to this Letter of Cred-

it shall be in writing and be addressed to us at
                                               (Attention:
            ), specifically referring to the number of this Letter of Credit. Communications to you with respect to this Letter of Credit shall be in writing and be addressed to you at 6301 Waterford Boulevard, Post Office Box 26647, Oklahoma City, Oklahoma
73126-0647 (Attention:
).


                                Morgan Guaranty Trust Company of
                                New York



                                By

 ANNEX A



                                  [Date]










Attention:

                           Re:  Irrevocable Transferable Letter
of
                                Credit No.

Ladies and Gentlemen:

          Fleming Companies, Inc. (the "Beneficiary") hereby certi-

fies to you with reference to Irrevocable Transferable Letter of
Credit No.              that:

          1. The Beneficiary is the beneficiary under the Letter of Credit.

          2.   The Beneficiary is entitled under Article VIII of
the Stock Purchase Agreement dated          , 1994 by and between
Fleming Companies, Inc. and Franz Haniel & Cie. GmbH to draw under the Letter of Credit.

          3. The Beneficiary demands payment of U.S. $ under the Letter of Credit.

          4. A copy of this certificate has been delivered to Franz Haniel & Cie. GmbH at least three (3) business days prior to the date thereof.

          IN WITNESS WHEREOF, the Beneficiary has executed and de-

livered this certificate by its duly authorized officer as of the
   day of              , 199 .

                                FLEMING COMPANIES, INC.


                                By
                                Its:

cc:       Franz Haniel & Cie. GmbH.

 ANNEX B


                          NOTICE OF PENDING CLAIM


TO:

RE:       Irrevocable Transferable Letter of Credit
          No.

DATE:


Ladies and Gentlemen:

          Please be advised that a claim relating to
and
in the amount of $           has been asserted against Franz
Haniel
& Cie. GmbH under Article VIII of the Stock Purchase Agreement
dated           , 1994, by and between Franz Haniel & Cie. GmbH
and
Fleming Companies, Inc. and that such claim is being diligently prosecuted by the undersigned.

          A copy of this notice has been delivered to Franz
Haniel
& Cie. GmbH.

          Dated the day and year first written above.


                                FLEMING COMPANIES, INC.


                                By

cc:       Franz Haniel & Cie. GmbH
 ANNEX C


                              NOTICE OF CLAIM


TO:

RE:       Irrevocable Transferable Letter of Credit
          No.

DATE:


Ladies and Gentlemen:

          Please be advised that each of the claims identified
below, in the aggregate amount of $          , were asserted
again-

st Franz Haniel & Cie. GmbH under Article VIII of the Stock Pur-

chase Agreement dated           , 1994, by and between Franz
Haniel
& Cie. GmbH and Fleming Companies, Inc., were previously
identified
to you in our initial notice dated                 , and remain
unpaid.

Subject of Claim                             Amount




          A copy of this notice has been delivered to Franz
Haniel
& Cie. GmbH.

          Dated the day and year first written above.


                                FLEMING COMPANIES, INC.


                                By


cc:       Franz Haniel & Cie. GmbH

 ANNEX D


                            NOTICE OF TRANSFER




TO:

RE:       Irrevocable Transferable Letter of Credit
          No.

DATE:


Ladies and Gentlemen:

          Please be advised that the undersigned, the current named beneficiary of the above-referenced Irrevocable Transferable
Letter
of Credit, has transferred the Letter of Credit to:





and we hereby certify that such transferee is a pledgee to which we have granted a security interest in the Stock Purchase Agreement referred to in the Letter of Credit.

          A copy of this notice of transfer has been delivered to Franz Haniel & Cie. GmbH.

          Dated the day and year first written above.


                                               Beneficiary:

                                FLEMING COMPANIES, INC.



                                               By


cc:       Franz Haniel & Cie. GmbH
                                EXHIBIT C-1


            [Form of Opinion of Milbank, Tweed, Hadley & McCoy]




                                      , 1994


Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma 73126

Ladies and Gentlemen:

          We have acted as special United States counsel to Franz Haniel & Cie. GmbH,a German Corporation ("Seller"), in connection
with the Stock Purchase Agreement dated as of July      , 1994
(the
"Stock Purchase Agreement"), by and between Fleming Companies, Inc., an Oklahoma corporation, and Seller and the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement.

          In rendering the opinions expressed below, we have examined (a) the Stock Purchase Agreement and the Trust Agreement entered into as of the 1st day of July 1981 between Seller, Hanamerica, Inc. (now Haniel Corporation, a Delaware corporation), and the trustees named therein for the benefit of Seller, the Company and the Haniel Shareholders (as defined therein)(the "Trust
Agreement") and (b) corporate records of Seller, the Company and the Subsidiaries and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as copies. When relevant facts were not inde-

pendently established, we have relied upon certificates of government officials and of Seller, the Company and the Subsidi-

aries and their respective officers and upon representations and warranties made in or pursuant to the Stock Purchase Agreement.

          In rendering the opinions expressed below, we have assumed that all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and (other than as to Seller) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents. We have also assumed that all signatories to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          With respect to paragraph 1 below, we are expressing no opinion as to the enforceability of (a) the provisions of Section
10.12 of the Agreement or (b) waiver of the right to trial by jury as provided in Section 10.04 of the Agreement.

          Based upon and subject to the foregoing, and having considered such questions as law as we deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1. The Stock Purchase Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors generally and except as the enforceability of the Stock Purchase Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitations (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

          2. Each of the Company and Scrivner is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to carry on its business as presently conducted, and to own, lease and operate its properties and other assets.

          3. Assuming that Buyer acquires the Shares in good faith and without notice of any adverse claim within the meaning of
Section 8-302 of the New York Uniform Commercial Code, the delivery of the certificate or certificates representing the Shares in the manner provided in Section 1.02 of the Stock Purchase Agreement will transfer to Buyer good and valid title to the Shares, free of any adverse claims.

          4. Except as set forth in Schedule 2.03 delivered by Seller to Buyer upon the execution of the Stock Purchase Agreement, and except for compliance with the notice filing requirements of the HSR Act, the execution and delivery by Seller of the Stock Purchase Agreement did not, and the consummation of the transac-

tions contemplated thereby will not (a) violate or conflict with any statute, law, ordinance, rule or regulation applicable to Seller, the Company or any Subsidiary or by which any of their properties may be bound of affected or (b) violate or conflict with any provisions of the respective Certificates of Incorporation or By-Laws of the Company or Scrivner.

          5. Under the laws of the State of New York relating to submission of jurisdiction, assuming the validity of such action under German law, Seller has, pursuant to Section 10.03 of the Stock Purchase Agreement, validly submitted to the nonexclusive personal jurisdiction of the United States District Court for the Southern District of New York sitting in New York City for purposes of all legal proceedings arising out of or relating to the Stock Purchase Agreement, has validly and irrevocably waived any objection to the laying of venue of any such proceeding in such court, and has validly and irrevocably appointed CT Corporation System as its agent for service of process as described in Section
10.03 of the Stock Purchase Agreement; and service of process effected on such agent in the manner set forth in Section 10.03 of the Stock Purchase Agreement will be effective to confer valid personal jurisdiction over Seller.

          6. The trust created pursuant to the Trust Agreement has been validly terminated as of the Closing Date in accordance with the terms thereof.

          The foregoing opinions are limited to matters involving the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of
America, and we do not express any opinion as to the laws of any other jurisdiction.

          At the request of our client, this opinion is being provided to you pursuant to Section 6.06 of the Stock Purchase Agreement, and this opinion may not be relied upon by any other person or for any other purpose other than in connection with the transactions contemplated by the Stock Purchase Agreement without, in each instance, our prior written consent, except that a copy of
this opinion may be delivered by you to Morgan Guaranty Trust Company of New York, as Agent, in connection with the Credit
Agreement dated July   , 1994, among Buyer, the banks listed
therein, the Co-Agents listed therein and the Agent and such person may rely upon this opinion as if it were addressed to and had been delivered to such person on the date hereof.

                                               Very truly yours,

                                EXHIBIT C-2


                  [Form of Opinion of Martin von Gehren]




                                      , 1994


Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma 73126

Ladies and Gentlemen:

           I have acted as inhouse legal counsel to Franz Haniel
&
Cie. GmbH, a German corporation, ("Seller"), in connection with the
Stock Purchase Agreement dated as of July   , 1994 (the "Stock
Purchase Agreement"), by and between Fleming Companies, Inc., an Oklahoma corporation, and Seller and the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement.

          In rendering the opinions expressed below, I have examined (a) the Stock Purchase Agreement and the Trust Agreement entered into as of the 1st day of July 1981 between Seller, Hanamerica, Inc. (now Haniel Corporation, a Delaware corporation), and the trustees named therein for the benefit of Seller, the Company and the Haniel Shareholders (as defined therein)(the "Trust
Agreement") and (b) corporate records of Seller and such other documents as I have deemed necessary as a basis for the opinions expressed below. In my examination, I have assumed the genuineness of all signatures (other than those of officers of Seller), the authenticity of all documents submitted to me as originals and the conformity with the authentic original documents of all documents submitted to me as copies. When relevant facts were not inde-

pendently established, I have relied upon certificates of govern-

ment officials and of Seller and its officers and upon representa-

tions and warranties made in or pursuant to the Stock Purchase
Agreement.

          Based upon and subject to the foregoing, and having considered such questions of law as I deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

          1. Seller is a corporation duly organized and validly existing under the laws of the Federal Republic of Germany.
Seller
has the corporate power and authority to enter into the Stock
Purchase Agreement and to consummate the transactions contemplated thereby.

          2. Seller has duly authorized (a) the execution and delivery of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby and (b) the termination of the Trust Agreement. No further corporate actions on the part of Seller are necessary to authorize (c) the execution of the Stock Purchase Agreement or to consummate the transactions contemplated thereby or (d) the termination of the Trust Agreement.

          3. The Stock Purchase Agreement has been duly and validly executed and delivered by Seller. The notice dated July
11, 1994 terminating the Trust Agreement as of the Closing Date has been duly and validly executed and delivered by Seller.

          4. To my knowledge, the Shares are owned by Seller free and clear of any liens, encumbrances, equities and claims.

          5. Except as set forth in Schedule 2.03 delivered by Seller to Buyer upon the execution of the Stock Purchase Agreement, the execution and delivery by Seller of the Stock Purchase Agreement did not, and the consummation of the transactions contemplated thereby will not (a) violate or conflict with any statute, law, ordinance, rule or regulation of the Federal Republic of Germany or any order, writ, injunction, judgment or decree, applicable to Seller or by which any of its properties may be bound or affected, (b) violate or conflict with any provisions of the constituent documents of Seller, (c) constitute a violation of or a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or give rise to any right of termination, acceleration, cancellation, or amendment under, or result in any Liens upon Seller or any of its assets or have any other adverse effect under, any term or provision of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which any of its assets or properties may be bound, subjected or affected.

          6. Under the laws of the Federal Republic of Germany relating to submission of jurisdiction, assuming the validity of such action under the laws of the State of New York, Seller has, pursuant to Section 10.03 of the Stock Purchase Agreement, validly submitted to the nonexclusive personal jurisdiction of the United States District Court for the Southern District of New York sitting in New York City for purposes of all legal proceedings arising out of or relating to the Stock Purchase Agreement, has validly and irrevocably waived any objection of venue of a proceeding in such court, and has validly and irrevocably appointed CT Corporation System as its agent for service of process as described in Section
10.03 of the Stock Purchase Agreement; and service of process effected on such agent in the manner set forth in Section 10.03 of the Stock Purchase Agreement will be effective to confer valid personal jurisdiction over Seller.

          The foregoing opinions are limited to matters involving the laws of the Federal Republic of Germany, and I do not express any opinion as to the laws of any other jurisdiction.

          This opinion is being provided to you pursuant to
Section
6.06 of the Stock Purchase Agreement, and this opinion may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Stock Purchase
Agreement without, in each instance, my prior written consent. Notwithstanding the foregoing, copy of this opinion may be delivered by you to Morgan Guaranty Trust company of New York, as
Agent, in connection with the Credit Agreement dated July   ,
1994,
among Buyer, the banks listed therein,
and
                        as Co-Agents and Agent, provided that
none
of such persons may rely on this opinion. No expansion or interpretation of the opinions herein may be made by implication or otherwise. The opinions herein are based on the law and facts in existence on the date of this letter and I assume no responsibility or obligation to monitor any change in such law or facts hereafter or to modify or update this opinion as a result thereof.

                                Very truly yours,



                                Martin von Gehren
                                Inhouse Legal Counsel for
                                Franz Haniel & Cie. GmbH

                                EXHIBIT C-3


                   [Form of Opinion of James V. Barwick]




                                           , 1994


Fleming Companies, Inc.
6301 Waterford Boulevard
P. O. Box 26647
Oklahoma City, Oklahoma 73127

Ladies and Gentlemen:

          I am Vice President, General Counsel and Secretary of Scrivner, Inc., a Delaware corporation, and I am rendering this opinion in such capacity, pursuant to the request of Seller in
connection with the Stock Purchase Agreement dated as of July   ,
1994 (the "Stock Purchase Agreement"), by and between Fleming Companies, Inc., an Oklahoma corporation ("Buyer"), and Franz Haniel & Cie. GmbH, a German corporation ("Seller"), and the transactions contemplated thereby. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement or the Accord referenced below.

          This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, excep-

tions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith. Furthermore, reference herein to the phrase "to my knowledge," shall have the same meaning as the term "Actual knowledge" is defined in the Accord.

          In rendering the opinions expressed below, I have examined (a) the Stock Purchase Agreement and (b) corporate records of the Company and the Subsidiaries and such other documents as I have deemed necessary as a basis for the opinions expressed below.
In my examination, I have assumed the genuineness of all signa-

tures, the authenticity of all documents submitted to me as originals and the conformity with the authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established or known, I have relied solely upon information from and/or certificates of governmental officials and of or from the Company and the Subsidiaries and their respec-

tive officers or employees and upon the representations and warranties made in or pursuant to the Stock Purchase Agreement.

          Based upon and subject to the assumptions, qualifica-

tions, exceptions and limitations contained in or referred to herein, and having considered such questions of law as I deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

          1.   Each of the Company and Subsidiaries is a corpora-

tion duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to carry on its business as presently conducted, and to own, lease and operate its properties and other assets. Except as set forth in Schedule 2.02 delivered by Seller to Buyer upon the execution of the Stock Purchase Agreement, each of the Company and Subsidiaries which is a corporation is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the assets or properties owned, leased or operated by it, or the nature of its business, makes such licensing or qualification necessary, except where failure to be so licensed or qualified and in good standing would not have a material adverse effect on the Company and the Subsidiaries taken as a whole.

          2. Schedule 2.01 delivered by Seller to Buyer upon the execution of the Stock Purchase Agreement correctly lists for the Company and each Subsidiary which is a corporation the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed on Schedule 2.01, all of the outstanding shares of capital stock of the Company and each Subsidiary which is a corporation owned by Seller, the Company or any Subsidiary and, to my knowledge, by any other person, have been validly issued, are fully paid and nonassessable, and to my knowledge are owned by the
Company or Subsidiaries as stated in Schedule 2.01, free and clear of any liens, encumbrances, equities and claims. To my knowledge, except as disclosed in Schedule 2.01, there are no outstanding options, warrants or rights convertible into or exercisable or shares of capital stock of the Company or any of the Subsidiaries which is a corporation.

          3. Except as set forth in Schedule 2.03 delivered by Seller to Buyer upon the execution of the Stock Purchase Agreement, and except for compliance with the notice filing requirements of the HSR Act, the execution and delivery of the Stock Purchase Agreement did not, and the consummation of the transactions contemplated thereby will not, as to the Company or any Subsidiary
(a) violate or conflict with any statute, law, ordinance, rule or regulation of the State of Oklahoma applicable to the Company or any Subsidiary or any order, writ, injunction, judgment or decree applicable to the Company or any Subsidiary which is a corporation or by which any of their properties may be bound or affected or to my knowledge any order, writ, injunction, judgment or decree applicable to any Subsidiary that is not a corporation or by which any of its properties may be bound or affected, (b) violate or conflict with any provisions of the respective certificates of Incorporation or By-Laws (or other comparable charter documents) of the Company or any Subsidiary, or (c) to my knowledge, constitute a violation of or a default or breach (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in or give rise to, any right of termination, acceleration, cancellation, or amendment under or result in any Liens upon the Company, any Subsidiary or any of their assets or have any other adverse effect under any term or provision of any Contract of the Company or any Subsidiary, except in the case of
(a), or (c), where such violations, terminations, conflicts, accelerations, defaults, breaches or grounds and rights of termination, cancellation, acceleration and amendment would not have a material adverse effect on the Company or any of the Subsidiaries taken as a whole so effected or prevent or materially delay the consummation of the transactions contemplated by the Stock Purchase Agreement.

          4. Schedule 2.12 delivered by Seller to Buyer upon execution of the Stock Purchase Agreement, to my knowledge, lists all of the Litigation which is Insured and not Insured with respect to the Company and the Subsidiaries.

          In addition to the qualifications, exceptions, defini-

tions, limitations on coverage and other limitations described herein or in the Accord, this Opinion Letter is limited by, subject to or based on the following:

               a. I express no opinion in paragraph 3 as to any violation of law, statute, ordinance, rule or regulation of the State of Oklahoma (i) which may have become applicable to the Company or any Subsidiary as a result of the involvement by Buyer and Seller in the transactions contemplated by the Stock Purchase Agreement because of their legal or regulatory status or because of any other facts specifically pertaining to the Seller or Buyer;
(ii) which does not have any material adverse effect on the Buyer and does not deprive the Buyer of any material benefit under the Stock Purchase Agreement or (iii) which can be readily cured without significant delay or expense to the Buyer or loss of any material benefit under the Stock Purchase Agreement and without any material adverse effect on the Buyer during the period of such violation.

          Please be advised that I am a member of the Bar of the State of Oklahoma and not admitted to practice in any other state, and I do not purport to be an expert on, or to express any opinion herein concerning, any law of any jurisdiction, including without limitation the jurisdictions of incorporation of the Company or any
Subsidiary (other than the laws of the State of Oklahoma).

          This opinion is being provided to you pursuant to
Section
6.06 of the Stock Purchase Agreement, and this opinion may not be used or relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Stock
Purchase Agreement without, in each instance, my prior written consent. Notwithstanding the foregoing, a copy of this opinion may be delivered by you to Morgan Guaranty Trust Company of New York,
as Agent, in connection with the Credit Agreement dated July   ,
1994, among Buyer, the banks listed therein, theCo-Agents listed therein and the Agent; provided that none of such persons may rely on this opinion. No expansion or interpretation of the opinions herein may be made by implication or otherwise. The opinions herein are based on the law and facts in existence on the date of this letter and I assume no responsibility or obligation to monitor any change in such law or facts hereafter or to modify or update this opinion as a result thereof.

                                Very truly yours,



                                James V. Barwick
                                Vice President, General Counsel,
                                and Secretary

                                EXHIBIT C-4


                        [Form of Legal Opinion for
                      Letter of Credit Issued by MGT]



                                          , 199


Dear Sirs:

          This opinion is furnished to you in connection with
Letter of Credit No.           (the "Letter of Credit") issued by
Morgan Guaranty Trust Company of New York (the "Bank") for the
account of                   .  Terms defined in the Letter of
Credit and used but not defined herein have the meanings given to them in the Letter of Credit.

          I am Vice President and Assistant General Counsel of
[the
Bank][J.P. Morgan & Co. Incorporated] and have represented the Bank in connection with issuance of the Letter of Credit. In connection with the delivery of this opinion, I have examined (a) a copy of the Letter of Credit and (b) copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such investigation of fact and law, as I have deemed necessary or appropriate for the opinions expressed herein.

          In rendering the opinions expressed below, (a) I have assumed and have not verified that the signatures (other than signatures of officers of the Bank) on all documents that I have examined are genuine and (b) I have assumed that no draft or certificate presented under the Letter of Credit will be forged or fraudulent and that there is no fraud in the transaction within the meaning of Section 5-114 of the Uniform Commercial Code as in effect in the State of New York.

          Based on the foregoing, I am of the opinion that:

          (1) The Bank is a corporation, duly organized, validly existing and in good standing under the laws of the State of New
York.

          (2) The Bank has full corporate power and authority to execute and deliver the Letter of Credit and to perform its obligations thereunder and the Letter of Credit has been duly authorized, executed and delivered by the Bank.

          (3) No consents, authorizations or approvals are required for the execution and delivery by the Bank of the Letter of Credit and the performance of its obligations thereunder, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required for such execution, delivery or performance.

          (4) The execution, delivery and performance by the Bank of the Letter of Credit do not and will not contravene any law or governmental regulation or order presently binding on the Bank or its articles of incorporation or bylaws or contravene any provision of or constitute a default under any indenture, contract or other instrument to which the Bank is a party or by which the Bank is bound.

          (5) The Letter of Credit constitutes the legal, valid and binding obligation of the Bank enforceable in accordance with its terms (except as enforcement thereof may be limited by bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally).

          I call your attention to the inherent equitable powers of
Bankruptcy Courts. No opinion is expressed as to the availability to any person of any equitable or injunctive relief.

          I am a member of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York and the Federal Laws of the United States of America.

          I am furnishing this letter to you in my capacity as Counsel for the Bank and this opinion may not be relied upon by or furnished to any other person without my prior written consent.

                                Very truly yours,

                                EXHIBIT C-5


            [Form of Opinion of Counsel to General Partnership]




                                      , 1994


Fleming Companies, Inc.
6301 Waterford Boulevard
Post Office Box 26647
Oklahoma City, Oklahoma 73126

Ladies and Gentlemen:

          We have acted as special counsel to                 , a
general partnership organized under the laws of the State of
    (the "Partnership") and we are rendering this opinion in such capacity pursuant to the request of Franz Haniel & Cie. GmbH, a German corporation ("Seller") in connection with the Stock Purchase
Agreement dated as of July   , 1994 (the "Stock Purchase Agree-

ment"), by and between Fleming Companies, Inc., an Oklahoma corporation, and Seller, and the transactions contemplated thereby.
Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Stock Purchase Agreement or the Accord referenced below.

          The opinion is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord, (the "Accord") of the ABA Section of Business Law, (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion letter should be read in conjunction therewith.

          In rendering the opinions expressed below, we have examined (a) the Stock Purchase Agreement, (b) the Partnership
Agreement dated as of        , 19   with respect to the
Partnership
(the "Partnership Agreement") and (c) records to the Partnership and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established or known, we have relied solely upon information from and/or certifi-

cates of government officials and of or from a general partner of the Partnership and its respective officers or employees and upon the representations and warranties made in or pursuant to the Stock
Purchase Agreement.

          In rendering the opinions expressed below, we have assumed that all of the documents referred to in this opinion have been duly authorized by, have been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents, that all signatures to such documents have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

          Based upon and subject to the assumptions, qualifica-

tions, exceptions and limitations contained in or referred to herein, and having considered such questions of law as we deemed necessary as a basis for the opinions expressed below, we are of the opinion that:

          1. The Partnership is properly organized under the laws of the state of its organization, and has the authority to carry on its business as presently conducted, and to own, lease and operate its properties and other assets.

          2.   The execution and delivery of the Stock Purchase
Agreement did not, and the consummation of the transactions contemplated thereby will not, violate or conflict with the Partnership Agreement.

          The foregoing opinions are limited matters involving
the
laws of the State of            , and we do not express any
opinion
as to the laws of any other jurisdiction.

          This opinion is being provided to you pursuant to
Section
6.06 of the Stock Purchase Agreement, and this opinion may not be relied upon by any other person or for any other purpose other then in connection with the transactions contemplated by the Stock Purchase Agreement without, in each instance, our prior written consent. Notwithstanding the foregoing, a copy of this opinion may be delivered by you to Morgan Guaranty Trust Company of New York,
as Agent, in connection with the Credit Agreement dated July   ,
1994, among Buyer, the banks listed therein, the Co-Agents listed therein and the Agent; provided that none of such persons may rely on this opinion. No expansion or interpretation of the opinion herein may be made by implication or otherwise. The opinions herein are based on the law and facts in existence on the date of this letter and we assume no responsibility or obligation to monitor any change in such law or facts hereafter or to modify or update this opinion as a result thereof.

                                Very truly yours,

                                 EXHIBIT D


                [McAfee & Taft A Professional Corporation]




                                       , 1994


Franz Haniel & Cie. GmbH
Franz - Haniel - Platz 1
D-47119 Duisburg - Ruhrort

                           Re:  Stock Purchase Agreement by and
                                between Fleming Companies, Inc.
                                and Franz Haniel & Cie. GmbH

Ladies and Gentlemen:

          We have acted as counsel to Fleming Companies, Inc.
(the
"Buyer") in connection with the preparation of the Stock Purchase
Agreement dated July   , 1994 (the "Agreement"), between Buyer
and
Franz Haniel & Cie. GmbH (the "Seller") and have participated on Buyer's behalf in connection with the acquisition by Buyer of all of the issued and outstanding shares of common stock of Haniel Corporation, a Delaware corporation (the "Company"). This Opinion
Letter is provided to you at the request of Buyer pursuant to Sec-

tion 7.04 of the Agreement. Except as otherwise indicated herein, capitalized terms used in this Opinion Letter are defined as set forth in the Agreement or the Accord (see below).

          This Opinion Letter is governed by, and shall be inter-

preted in accordance with, the Legal Opinion Accord (the
"Accord")
of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particu-

larly described in the Accord, and this Opinion Letter should be read in conjunction therewith. The law covered by the opinions expressed herein is limited to the Federal Law of the United
States
and the Law of the State of Oklahoma.

          Subject to the exceptions, qualifications and limitations contained herein, we are of the opinion that:

          1.   Buyer is a corporation duly organized, validly ex-

isting and in good standing under the laws of the State of Oklaho-

ma. Buyer has the corporate power and authority to enter into the
Agreement and to consummate the transactions contemplated thereby.

          2. Buyer has duly authorized the execution and delivery of the Agreement and the consummation of the transactions contem-

plated thereby. No further corporate actions on the part of Buyer are necessary to authorize the Agreement or to consummate the tran-

sactions contemplated thereby.

          3.   The Agreement is enforceable against the Buyer.

          4.   Execution and delivery by Buyer of, and
performance
of its agreements in, the Agreement do not (i) violate the Constit-

uent Documents of Buyer or (ii) breach or otherwise violate any existing obligation of Buyer under any order, writ, injunction, judgment or decree applicable to Buyer or by which any of its prop-

erties may be bound or affected.

          5.   Execution and delivery by Buyer of, and
performance
by Buyer of its agreements in, the Agreement do not violate pro-

visions of statutory law and regulation.

          In addition to the qualifications, exceptions, defini-

tions, limitations on coverage and other limitations described in the Accord, this opinion is limited by, subject to or based on the following:

          (a) With respect to paragraph 3, we are expressing no opinions as to (i) the enforceability of provisions that purport to
(a) establish any evidentiary standard, (b) specify any interpreta-

tion or standard of interpretation, (c) specify the scope or effect of any waiver or any omission or delay of enforcement of any remedy or (d) dictate severance or reformation of contractual remedies, or
(ii) the enforceability of Sections 8.08, 10.03, 10.09 and 10.12 of the Agreement. Furthermore, our opinion as to the enforceability of the Agreement which is governed by state law other than Oklahoma means that if the Agreement had reference to Oklahoma law rather than the law of another state as the governing law, or if an Okla-

homa court having jurisdiction were to decide that, notwithstanding the reference to the law of another state, such document shall be construed in accordance with, and governed by Oklahoma law, then such document would be enforceable.

          (b) We express no opinion in paragraph 5 as to any vio-

lation of law or regulation (i) which may have become applicable to
Buyer as a result of the involvement of Seller in the transactions contemplated by the Agreement because of its legal or regulatory status or because of any other facts specifically pertaining to Seller; (ii) which does not have any material adverse effect on you and does not deprive you of any material benefit under the Agree-

ment; or (iii) which can be readily cured without significant delay or expense to you of any material benefit under the Agreement and without any material adverse effect on you during the period of such violation or the period such permit, consent, approval, autho-

rization or action was not obtained or effected.

          This Opinion Letter may be relied upon by you only in connection with the transactions contemplated by the Agreement and may not be used or relied upon by you or any other person for any purpose whatsoever, except to the extent authorized in the Accord, without in each instance our prior written consent.

                                Very truly yours,